Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

POLYPORE INTERNATIONAL, INC.,
as Borrower,

The Several Lenders from Time to Time Parties Hereto,

BBVA COMPASS BANK, PNC BANK, NATIONAL ASSOCIATION, HSBC BANK USA, NATIONAL ASSOCIATION and FIFTH THIRD BANK,
as Co-Documentation Agents,

BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of May 13, 2004,
as Amended and Restated as of June 29, 2012

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

Schedules

Schedule 1.1(a)	Guarantors
Schedule 1.1(b)	Mortgaged Properties
Schedule 2.1	Lenders and Commitments
Schedule 3.2	Authorizations
Schedule 3.8	Subsidiaries
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	Filing Offices
Schedule 3.19(d)	Mortgage Filing Offices
Schedule 3.20(a)	Owned Property
Schedule 3.20(b)	Leased Property
Schedule 6.1	Outstanding Indebtedness on Restatement Effective Date
Schedule 6.2	Liens Existing on Restatement Effective Date
Schedule 6.4	Existing Investments
Schedule 6.7	Transactions with Affiliates

Exhibits

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Guarantee and Collateral Agreement
EXHIBIT D	Form of Perfection Certificate
EXHIBIT E	Form of Opinion of Willkie Farr & Gallagher LLP
EXHIBIT F	Form of Mortgage
EXHIBIT G	Form of U.S. Tax Compliance Certificate

CREDIT AGREEMENT (this “Agreement”), dated as of May 13, 2004, as amended and restated as of June 29, 2012, among POLYPORE INTERNATIONAL, INC., a Delaware corporation (“Polypore”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BBVA COMPASS BANK, PNC BANK, NATIONAL ASSOCIATION, HSBC BANK USA, NATIONAL ASSOCIATION and FIFTH THIRD BANK, as co-documentation agents (in such capacity, the “Co-Documentation Agents”), BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agents (in such capacity, the “Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

W I T N E S S E T H:

WHEREAS, Polypore entered into the Credit Agreement, dated as of May 13, 2004, as amended and restated as of July 3, 2007 (the “Existing Credit Agreement”), among PP Holding Corporation, Daramic Holding SAS, Polypore, the several banks and other financial institutions or entities party thereto and the agents named therein; and

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided in this Agreement, which Agreement shall become effective upon the satisfaction of the conditions precedent set forth in Section 4.2 hereof; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any of such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of Polypore outstanding thereunder;

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree that, on the Restatement Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.1.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Payment Percentage” shall have the meaning assigned to such term in Section 2.25.

“Acquired Indebtedness” shall mean Indebtedness (a) of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of Polypore or at the time it merges or consolidates with or into Polypore or any of its Subsidiaries or (b) that is assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of Polypore or such acquisition, merger or consolidation.  Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Subsidiary and, with respect to clause (b) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.5(b).

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.7.

“Agents” shall mean the collective reference to the Syndication Agents, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“Applicable Payment Percentage” shall have the meaning assigned to such term in Section 2.25.

“Applicable Percentage” shall mean the rate determined pursuant to the Pricing Grid.

“Approved Fund” shall have the meaning assigned to such term in Section 9.4.

“Arrangers” shall mean J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise but excluding investments permitted by Section 6.4) by any Group Member to any Person other than Polypore or any Guarantor of (a) any Capital Stock of any of the Subsidiaries or Unrestricted Subsidiaries (other than directors’ qualifying shares or the sale by any Person of Capital Stock of such Person) or (b) any other assets of any Group Member (other than (i) inventory, materials and equipment, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) licenses of intellectual property in the ordinary course of business, (iii) dispositions between or among Polypore and Domestic Subsidiaries, (iv) dispositions between or among Foreign Subsidiaries, (v) dispositions of assets from Polypore or a Domestic Subsidiary to a Foreign Subsidiary if the disposition were treated as an investment in the Foreign Subsidiary and would be permitted by Section 6.4 and (vi) the Microporous Disposition (provided that such exception shall only apply if, after giving effect thereto and the application of the Net Cash Proceeds thereof, the pro forma Senior Leverage Ratio (determined without giving effect to clause (ii) of the definition thereof) is lower than 1.50 to 1.00)), provided, that any Specified Disposition shall be deemed not to be an “Asset Sale” for purposes of this Agreement.

“Assignee” shall have the meaning assigned to such term in Section 9.4(b).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent.

“Available Amount” shall mean an amount (which may be a negative number) equal to (a) the sum of (i) $30,000,000 and (ii) the Restricted Available Amount minus (b) any Specified Payment made prior to the relevant transaction, provided, that, in connection with a particular transaction, the Restricted Available Amount shall not be available if, at the time of such transaction or immediately after giving effect thereto, (x) a Default or an Event of Default shall have occurred and be continuing (or would result therefrom) or (y) Polypore is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the incurrence test set forth in Section 6.1.

“Bankruptcy Event” shall mean with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Polypore in accordance with the terms of Section 2.3 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.15.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits or euro deposits, as the case may be, in the London interbank market.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Polypore and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Polypore for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by Polypore and its consolidated Subsidiaries during such period, but excluding in each case (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) any such expenditure made as the purchase price of any Permitted Acquisition, (iii) capital expenditures relating to the construction or acquisition of any property that has been transferred to a Person (other than any Group Member) pursuant to a sale-leaseback transaction permitted under Section 6.3, (iv) interest capitalized during such period, (v) the purchase price of equipment that is purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment traded in at the time of such purchase and (y) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (vi) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of the such price is reduced by the credit granted by the seller of such equipment for the equipment being traded at such time or (vii) any capital expenditures made with Net Cash Proceeds received from an Asset Sale.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For the avoidance of doubt, “Capital Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be accounted for as an operating lease under GAAP as existing on the Restatement Effective Date; provided, that financial reporting obligations shall not be affected by this sentence.

“Capital Stock” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person.

“Cash Management Agreement” shall mean any agreement entered into by any Group Member in respect of treasury, depository and cash management services, purchasing card services, T&E card services, automated clearing house transfers of funds or similar arrangements.

“Change in Control” shall mean any of the following events:

(a)           any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Restatement Effective Date) becomes, directly or indirectly, the beneficial owner of Capital Stock in Polypore representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Polypore;

(b)           at any time, occupation of a majority of the seats (other than vacant seats) on the board of directors of Polypore by persons who were neither (i) nominated by the board of directors of Polypore nor (ii) appointed by directors so nominated; or

(c)           the occurrence of any change in control or similar event (however denominated) with respect to Polypore under and as defined in any indenture or agreement in respect of Material Indebtedness to which any Group Member is a party.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Restatement Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Effective Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Effective Date.

“Charges” shall have the meaning assigned to such term in Section 9.9.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Other Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a Term Loan Commitment, an Incremental Term Loan Commitment or a Swingline Commitment.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall have the meaning assigned to such term in the preamble hereto.

“Collateral” shall mean all the “Collateral” as defined in any Security Document, and shall include the Mortgaged Properties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment and/or Term Loan Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.5(a).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of Polypore dated June 4, 2012.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) all income tax expense (including, without limitation, income tax expense of consolidated Foreign Subsidiaries) and foreign withholding tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-recurring fees, cash charges and other cash expenses made or incurred in connection with (A) the Transactions (to the extent paid or otherwise accounted for within 180 days of the consummation of the Transactions), (B) current and future permitted financing transactions and (C) retirements, purchases and redemptions of the Senior Notes (including, without limitation, premiums paid and costs incurred in connection therewith), (v) (A) facilities relocation or closing costs, (B) non-recurring restructuring costs and (C) integration costs and fees, including cash severance costs, in connection with Permitted Acquisitions, in each case incurred during such period and payable in cash, in an aggregate amount under this clause (v) not to exceed $10,000,000 for such period and (vi) any other non-cash charges (other than the write-down of current assets), impairments and expenses for such period (including amortization of loan acquisition costs and unrealized gains and losses on Hedging Agreements and gains and losses on foreign exchange (including in respect of intercompany notes)) minus (b) without duplication (i) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (a)(vi) above in such period or in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any non-cash items of income (other than normal accruals in the ordinary course of business) for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including (i) imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations, (ii) interest or other fees in the nature of interest or discount accrued and paid or payable in connection with a Qualified Securitization Transaction and (iii) dividends paid in respect of Preferred Stock), net of cash interest income of Polypore and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of Polypore or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined (a) by excluding non-cash interest expense and amortization of deferred financing costs and original issue discount and (b) after giving effect to any net payments made or received by Polypore or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the aggregate net income (or loss) of Polypore and its Subsidiaries for such period on a consolidated basis, in accordance with GAAP and without any deduction in respect of preferred stock dividends; provided that there shall be excluded therefrom to the extent otherwise included, without duplication: (a) gains and losses from Asset Sales (without regard to the $2,500,000 limitation set forth in the definition thereof) and the Microporous Disposition and the related tax effects according to GAAP; (b) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP; (c) all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP; (d) the net income (but not loss) of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is prohibited by contract, operation of law or otherwise provided, however, that a Foreign Subsidiary may agree to restrict its ability to declare dividends or similar distributions without excluding the net income of such Foreign Subsidiary from Consolidated Net Income if (i) the agreement that restricts such ability relates to Indebtedness of such Foreign Subsidiary described in clause (xiii) of the definition of “Permitted Indebtedness,” (ii) the proceeds thereof are used, directly or indirectly through intercompany transfers, to permanently repay the Loans, and (iii) the net income of such Foreign Subsidiary, together with the net income of each other Foreign Subsidiary subject to a similar restriction, does not exceed 10% of Consolidated Net Income; (e) the net loss of any Person, other than a Subsidiary; (f) the net income of any Person, other than a Guarantor or a Wholly Owned Subsidiary, except to the extent of cash dividends or distributions paid to Polypore, a Guarantor or a Wholly Owned Subsidiary; (g) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; (h) any non-cash compensation charges and deferred compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation, whether or not such reduction is in accordance with GAAP; (i) inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to acquisition transactions; and (j) unrealized gains and losses due solely to fluctuations in currency values and related tax effects according to GAAP.

“Consolidated Total Indebtedness” shall mean, on any date, the total Indebtedness of Polypore and the Subsidiaries on a consolidated basis on such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities,

by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.1.

“Credit Party” shall mean the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender, and for the purposes of Section 9.19 shall include the Arrangers and the Syndication Agents.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of Polypore and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Polypore and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Polypore or any Loan Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Preferred Stock” shall mean preferred stock that is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of Polypore, on the issuance date thereof, the cash proceeds of which are excluded from the Available Amount.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event: (i) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise; (ii) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Capital Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Polypore or a Subsidiary); or (iii) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part; in each case (x) in the case of Polypore, on or prior to (a) the final maturity date of the Term Loans or (b) the date on which there are no Loans or Commitments outstanding or (y) in the case of a Subsidiary, at any time; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity date of the Term Loans shall not constitute Disqualified Capital Stock if:  (A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms described in Sections 4.10 and 4.15, respectively, of the Senior Note Indenture as in effect on the Restatement Effective Date; and (B) any such requirement only becomes operative after (1) compliance with such terms applicable to the Senior Notes, including the purchase of any Senior Notes tendered pursuant thereto and (2) payment in full of all amounts owing under this Agreement and the termination of the Commitments. The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.  If a Foreign Subsidiary becomes a Guarantor and complies with the provisions of Section 5.9 as to collateral, Polypore may elect by written notice to the Administrative Agent to treat such Subsidiary as a Domestic Subsidiary for purposes of the Loan Documents; provided, that the Administrative Agent concludes, in its reasonable discretion, that the Lenders would have substantially the same rights against such Subsidiary pursuant to the Security Documents under the law of the relevant foreign jurisdiction as the Lenders would have if such Subsidiary were organized in the United States of America.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives having the force of law and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization pursuant to any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is under common control with Polypore within the meaning of Section 4001 of ERISA or that, together with Polypore, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived as of the date on which the representations contained herein are made or deemed made); (b) the failure of Polypore or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Polypore or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Polypore or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by Polypore or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) a determination by the Plan’s actuaries that any Plan is, or is reasonably expected in the next twelve (12) months to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) the receipt by Polypore or any of its ERISA Affiliates of a written notice, or the receipt by any Multiemployer Plan from Polypore or any of its ERISA Affiliates of a written notice, concerning the actual imposition of Withdrawal Liability or a formal conclusive determination that a Multiemployer Plan is, or is expected in the next twelve (12) months to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); (h) the occurrence of a “prohibited transaction” with respect to which any Group Member is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Group Member could otherwise be liable that could reasonably result in a liability of Polypore or any Group Member; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably result in liability of any Group Members.

“Eurodollar Base Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurodollar Reserve Requirements

“Eurodollar Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for Eurodollar funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of Polypore, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of Polypore and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) all income tax expense (including, without limitation, income tax expense of consolidated Foreign Subsidiaries) and foreign withholding tax expense for such fiscal year to the extent paid in cash, (ii) Consolidated Interest Expense for such fiscal year payable in cash, (iii) Capital Expenditures made in cash and cash expenditures in connection with Permitted Acquisitions during such fiscal year, in each case except to the extent financed with the proceeds of Indebtedness, equity issuances or other proceeds that would not be included in Consolidated EBITDA for such fiscal year, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13), including the principal component of Capitalized Lease Obligations and Synthetic Lease Obligations, made by Polypore and the Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (vi) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, proceeds received by the Loan Parties during such fiscal year from insurance claims with respect to casualty events, business interruption or product recalls which reimburse prior business expenses, (vii) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, cash indemnity payments received during such fiscal year pursuant to indemnification provisions in any agreement in connection with any Permitted Acquisition or any other investment permitted hereunder, (viii) Restricted Payments made in such fiscal year to the extent such Restricted Payments are permitted under Section 6.6(b), (ix) to the extent not deducted from Consolidated Net Income in determining Consolidated EBITDA, letter of credit fees paid in such fiscal year, (x) all extraordinary cash charges for such fiscal year, (xi) to the extent included in determining Consolidated EBITDA or added to Consolidated Net Income in determining Consolidated EBITDA, non-recurring cash charges for such fiscal year, (xii) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, losses from discontinued operations for such fiscal year, (xiii) cash expenditures made in respect of Hedging Agreements during such fiscal year to the extent not reflected in the computation of Consolidated EBITDA, (xiv) to the extent not deducted from Consolidated Net Income in determining Consolidated EBITDA, cash payments for employment benefits made during such fiscal year; and (xv) to the extent not deducted from Consolidated Net Income in determining Consolidated EBITDA, cash payments for reserves deemed appropriate by Polypore for environmental liabilities during such fiscal year (unless such cash payments relate to reserves previously excluded from Consolidated EBITDA pursuant to clause (B) of the next sentence).  For purposes of computation of Excess Cash Flow, Consolidated EBITDA shall be computed by excluding (A) items (iv) and (v) of clause (a) of the definition of Consolidated EBITDA to the extent such items are paid in cash during such fiscal year, (B) without duplication of clause (b)(xv) above and to the extent added to Consolidated Net Income in determining Consolidated EBITDA, reserves deemed appropriate by Polypore for environmental liabilities for such fiscal year, (C) without duplication of clause (b)(xiv) above and to the extent added to Consolidated Net Income in determining Consolidated EBITDA, employment benefits for such fiscal year, (D) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, working capital changes resulting from purchase accounting for such fiscal year and (E) to the extent added to Consolidated Net Income in determining Consolidated EBITDA and constituting noncash amounts, items (c), (e), (g), (h) and (i) of the definition of Consolidated Net Income.

“Excluded Contributions” shall mean net cash proceeds, or property other than cash that would constitute Permitted Investments or a Permitted Business, in each case received by Polypore from:

(i)            contributions to its common equity capital; and

(ii)           the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Polypore or any Subsidiary) of Capital Stock (other than Disqualified Capital Stock) of Polypore, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Capital Stock are sold, as the case may be, which are excluded from the calculation of the Restricted Available Amount.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Polypore hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Polypore under Section 2.20(a)), any United States federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Polypore with respect to such withholding tax pursuant to Section 2.19(a), (d) any taxes attributable to a Lender’s failure to comply with Section 2.19(e) and (e) any United States federal withholding taxes imposed pursuant to FATCA.

“Executive Order” shall mean have the meaning assigned to such term in Section 3.24.

“Existing Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Facility” shall mean each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Facility”), (b) the Incremental Term Loan Commitments and the Incremental Term Loans made thereunder (the “Incremental Term Facility”) and (c) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Administrative Agent Fee Letter dated May 31, 2012, between Polypore and the Administrative Agent.

“Fee Payment Date” shall mean (a) the third Business Day following the last day of each March, June, September and December and (b) the Revolving Credit Maturity Date.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees, the Issuing Bank Fees and any other fees payable by a Loan Party pursuant to a fee agreement entered into with the Administrative Agent or any other Lender.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such Person.

“Foreign Assets Control Regulations” shall mean have the meaning assigned to such term in Section 3.24.

“Foreign Lender” shall mean, under the relevant Facility, any Lender that is organized under the laws of, or if different, of which the lending office is located in, a jurisdiction other than that in which Polypore is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Funding Office” shall mean the relevant office of the Administrative Agent specified in Section 9.1 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to Polypore and the Lenders.

“GAAP” shall mean United States of America generally accepted accounting principles.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members” shall mean the collective reference to Polypore and the Subsidiaries.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement executed and delivered by Polypore and each Guarantor, in the form of Exhibit C.

“Guarantors”  shall mean each Subsidiary listed on Schedule 1.1(a), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Inactive Subsidiary” shall mean any Subsidiary of Polypore that (a) does not conduct any business operations, (b) has assets with a total book value not in excess of $10,000 and (c) does not have any Indebtedness outstanding.

“Increased Facility Closing Date” shall mean any Business Day designated as such in an Incremental Assumption Agreement.

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) $150,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments plus the aggregate amount of all increases in the Revolving Credit Commitments effected prior to such time pursuant to Section 2.23.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among Polypore, the Administrative Agent and one or more Incremental Lenders.

“Incremental Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan or that increases its Revolving Credit Commitment pursuant to Section 2.23.

“Incremental Term Loan Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Incremental Term Loans to Polypore.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to Polypore pursuant to Section 2.1(b).  Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.23 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (it being understood that, unless such Person shall have assumed such obligations, the amount of such Indebtedness shall be the lesser of (x) the fair market value of the property securing such Indebtedness and (y) the stated principal amount of such Indebtedness), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) all outstanding reimbursement obligations of such Person as an account party in respect of letters of credit, (i) all obligations of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under or in respect of Hedging Agreements, (k) all obligations of such Person under a Qualified Securitization Transaction or any transaction of the type described in the definition thereof that does not meet the criteria of a Qualified Securitization Transaction, in each case that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase and (l) for the purposes of Section 6.1 and the definition of “Total Leverage Ratio” only, all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, accrued dividends, if any).  For purposes of determining the amount of Indebtedness of any Person under clause (j) of the preceding sentence, (i) in the case of Section 6.1 and in determining the Total Leverage Ratio pursuant to clause (i) of the definition of “Restricted Available Amount”, the amount of the obligations of such Person in respect of any Hedging Agreement shall be equal at any time to the termination value, as determined in good faith by Polypore’s Board of Directors, which determination will be conclusive, of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time and (ii) in all other cases, the amount of the obligations of such Person in respect of any Hedging Agreement at any time shall be zero prior to the time any counterparty to such Hedging Agreement shall be entitled to terminate such Hedging Agreement and, thereafter, shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner only to the extent such Person is liable therefor by contract, as a matter of law or otherwise, and shall not include any Indebtedness of such partnership that is expressly non-recourse to such Person.  For clarification purposes, the liability of Polypore or any Guarantor to make any periodic payments to licensors in consideration for the license of patents and technical information under license agreements in existence on the Restatement Effective Date and any amount payable in respect of a settlement of disputes with respect to such payments thereunder, shall not constitute Indebtedness.  Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Indebtedness” shall not be deemed to include (x) any earn-out obligation until such obligation becomes a liability on the balance sheet of the applicable Person, (y) any deferred compensation arrangements or (z) any non compete or consulting obligations incurred in connection with Permitted Acquisitions and (ii) the amount of Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset, as the case may be.

Notwithstanding the foregoing, in connection with the purchase by Polypore or any Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.5.

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date” shall mean (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if agreed to by all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by Polypore in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if agreed to by all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by Polypore by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           Polypore may not select an Interest Period under a particular Facility that would extend beyond the Revolving Credit Maturity Date or beyond the date final payment is due on the relevant Term Loans, as the case may be; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” or “investment” shall have the meaning assigned to such term in Section 6.4.

“Issuing Bank” shall mean, as the context may require, (a) JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.22(i) or 2.22(k), with respect to Letters of Credit issued by such Lender.  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.5(c).

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.22.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time.  The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.5(c).

“Lenders” shall mean (a) the Persons listed on Schedule 2.1 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any Person that has become a party hereto pursuant to an Assignment and Assumption.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.22.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, any fee letters entered into between any Loan Party and the Administrative Agent or any Lender and each Incremental Assumption Agreement.

“Loan Parties” shall mean Polypore and the Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Group Members, taken as a whole, (b) a material impairment of the ability of Polypore or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of any one or more Group Members in an aggregate principal amount exceeding $20,000,000.

“Material Subsidiary” shall mean, at any time, any Subsidiary which at such time shall be a “significant subsidiary” of Polypore within the meaning of Regulation S-X of the SEC as in effect on the Restatement Effective Date; provided, that Polypore and its Material Subsidiaries shall at all times have assets during the term of this Agreement constituting at least 90% of Polypore’s consolidated total assets; provided, further, that each Subsidiary which owns any Intellectual Property (other than Intellectual Property with an aggregate fair market value of less than $1,500,000) shall be deemed to be a Material Subsidiary hereunder.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, molds, pollutants, contaminants, radioactivity, radiofrequency radiation or any other radiation associated with or allegedly associated with the telecommunications business, and any other substance of any kind that is regulated pursuant to or gives rise to liability under any applicable Environmental Law.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.9.

“Microporous Disposition” shall mean the sale of the business and/or assets (or interests in Persons to the extent containing such assets or business) of Microporous Products acquired by Polypore and its Subsidiaries in 2008, together with associated assets resulting from post-acquisition expenditures and activities, in each case to the extent one or more Loan Parties are ordered to consummate such disposition by one or more Governmental Authorities.

“Mortgaged Properties” shall mean, initially, the real properties owned or leased by the Loan Parties specified on Schedule 1.1(b), and shall include each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.9.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered by any Loan Party in connection with the Existing Credit Agreement or pursuant to Section 5.9, each substantially in the form of Exhibit F.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Recovery Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s and investment banking fees or commissions, legal, environmental assessment, appraisal and consultant’s fees, transfer and similar taxes and Polypore’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against (A) any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (B) any liabilities associated with such asset or assets and retained by Polypore or any of its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (provided, that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale or the asset relating to such Recovery Event, as applicable, and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) Polypore shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth Polypore’s intent to reinvest such proceeds in productive assets of a kind used or useful in the business of Polypore and its Subsidiaries within 365 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used or contractually committed to be used at the end of such 365-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds (provided, that any such proceeds that are excluded from Net Cash Proceeds because they have been contractually committed to be used, but not actually used, by the end of such 365-day period shall be deemed to be Net Cash Proceeds on the date that is 120 days after the end of such 365-day period, unless they have been actually used prior thereto); and (b) with respect to any issuance or disposition of Indebtedness, the cash proceeds thereof, net of all taxes and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses) incurred in connection therewith.

“Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.19(e)(ii)(B).

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans (including the Incremental Term Loans) and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Polypore, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of Polypore to the Administrative Agent or to any Lender (or, in the case of Specified Hedging Agreements or Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedging Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by Polypore pursuant hereto) or otherwise.

“Officers’ Certificate” shall mean a certificate signed on behalf of Polypore by two officers of Polypore, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Polypore.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Participant” shall have the meaning assigned to such term in Section 9.4(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.4(c).

“Patriot Act shall have the meaning assigned to such term in Section 9.17.

“Payment Percentage” shall have the meaning assigned to such term in Section 2.25.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit D, prepared by Polypore.

“Permitted Acquisition” shall mean any acquisition not prohibited by this Agreement.

“Permitted Business” shall mean any business (including stock or assets) that derives a majority of its revenues from the business engaged in by Polypore and its Subsidiaries on the Restatement Effective Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Polypore and its Subsidiaries are engaged on the Restatement Effective Date.

“Permitted Indebtedness” shall mean, without duplication, each of the following:

(i)            Indebtedness under the Senior Notes outstanding on the Restatement Effective Date and the Guarantees thereof outstanding on the Restatement Effective Date;

(ii)           Indebtedness of the Loan Parties under the Loan Documents;

(iii)          other Indebtedness of Polypore and its Subsidiaries outstanding on the Restatement Effective Date described on Schedule 6.1;

(iv)          Hedging Agreements of Polypore or any of its Subsidiaries covering Indebtedness of Polypore or any of its Subsidiaries; provided, however, that, if applicable, any Indebtedness to which any such Hedging Agreements correspond is otherwise permitted to be incurred under this Agreement; and provided, further, that such Hedging Agreements are not entered into, in the judgment of Polypore, for speculative purposes;

(v)           unsecured intercompany Indebtedness between or among Polypore and any such Subsidiaries (other than a Securitization Entity); provided, however, that: (a) if any Loan Party is the obligor on such Indebtedness and the payee is a Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Loan Party under the Loan Documents to which it is a party; and (b)(1) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than Polypore or a Subsidiary (other than a Securitization Entity) thereof; and (2) any sale or other transfer of any such Indebtedness to a Person that is not either Polypore or a Subsidiary (other than a Securitization Entity) thereof (other than by way of granting a Lien permitted under this Agreement or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Polypore or such Subsidiary, as the case may be, that was not permitted by this clause (v);

(vi)          Indebtedness (including Capital Lease Obligations) incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and no other material assets) in an aggregate principal amount outstanding not to exceed the greater of (a) $20,000,000 and (b) 1.5% of Total Assets, provided, that such Indebtedness is incurred prior to or within 180 days after such purchase, lease or improvement;

(vii)         Refinancing Indebtedness;

(viii)        guarantees by Polypore and its Subsidiaries of each other’s Indebtedness; provided, however, that such Indebtedness is permitted to be incurred under this Agreement; provided, further, that in the event such Indebtedness (other than Acquired Indebtedness) is incurred pursuant to the incurrence test set forth in Section 6.1, such guarantees are by Polypore or a Guarantor only; and provided, further, that the Indebtedness of any Subsidiary that is not a Guarantor may only be so guaranteed by another Subsidiary that is not a Guarantor;

(ix)          Indebtedness arising from agreements of Polypore or a Subsidiary of Polypore providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary of Polypore, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Polypore and its Subsidiaries in connection with such disposition;

(x)           obligations in respect of performance and surety bonds and completion guarantees provided by Polypore or any Subsidiary of Polypore in the ordinary course of business;

(xi)          Indebtedness of a Securitization Entity incurred in a Qualified Securitization Transaction that is non-recourse to Polypore or any Subsidiary of Polypore (except for Standard Securitization Undertakings); provided, however, after giving pro forma effect to the incurrence of such Indebtedness, Polypore is in compliance with Section 6.10  and no Default or Event of Default shall have occurred and be continuing;

(xii)         additional Indebtedness of Polypore and the Domestic Subsidiaries in an aggregate principal amount which does not exceed $50,000,000 at any one time outstanding which amount may, but need not, be incurred in whole or in part under a credit facility (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (xii) shall cease to be deemed incurred or outstanding for purposes of this clause (xii) but shall be deemed incurred under Section 6.1 hereof from and after the first date on which Polypore or such Domestic Subsidiary could have incurred such Indebtedness or Preferred Stock thereunder without reliance on this clause (xii));

(xiii)        additional Indebtedness of the Foreign Subsidiaries in an aggregate outstanding principal amount which does not exceed an amount equal to the greater of (a) $50,000,000 and (b) 3.6% of the portion of Total Assets comprising assets of the Foreign Subsidiaries (which amount may, but need not, be incurred in whole or in part under a credit facility); provided, that, after giving pro forma effect to the incurrence of such additional Indebtedness, the Total Leverage Ratio shall be less than 4.00 to 1.00;

(xiv)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(xv)         Indebtedness of Polypore or any of its Subsidiaries represented by letters of credit for the account of Polypore or such Subsidiary, as the case may be, issued in the ordinary course of business of Polypore or such Subsidiary, including, without limitation, in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Polypore or any Subsidiary of Polypore in the ordinary course of business; and

(xvi)        Indebtedness consisting of promissory notes issued by Polypore or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of Polypore permitted by Section 6.6.

No Foreign Subsidiary may incur any Indebtedness (other than pursuant to clause (v) of the definition of Permitted Indebtedness) if the proceeds are used to refinance Indebtedness of Polypore; provided, however, that proceeds of Indebtedness incurred pursuant to clause (xiii) of the definition of “Permitted Indebtedness” may be used to prepay the Term Loans or, if there is a corresponding permanent reduction in the Revolving Credit Commitments, the Revolving Loans.

For purposes of determining compliance with Section 6.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (i) through (xvi) above or is entitled to be incurred pursuant to the incurrence test set forth in Section 6.1, Polypore shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with Section 6.1 hereof.  Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 6.1.

“Permitted Investments” shall mean:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or, in the case of a Foreign Subsidiary, marketable direct obligations issued by or unconditionally guaranteed by the government of the country of such Foreign Subsidiary or backed by the full faith and credit of the government of the country of such Foreign Subsidiary, in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from Standard & Poor’s Ratings Service (“S&P”) or from Moody’s Investors Service, Inc. (“Moody’s”) or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments;

(c)           investments in certificates of deposit, Eurodollar deposits, overnight bank deposits or banker’s acceptances, demand deposits and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any Lender or any other commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or issued by or offered by a bank organized under the laws of any foreign country recognized by the United States the long-term debt of which is rated at least “A” or the equivalent by S&P or “A” or the equivalent thereof by Moody’s having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000 or the foreign currency equivalent thereof;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)           investments in marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from Standard & Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(f)            investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above;

(g)           other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and

(h)           solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within twelve (12) months of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Polypore or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Polypore” shall have the meaning assigned to such term in the preamble hereto.

“Preferred Stock” of any Person shall mean any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepayment Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as prepayment agent in connection with any Voluntary Prepayment and its permitted successors in such capacity.

“Prepayment Amount” shall have the meaning assigned to such term in Section 2.25.

“Prepayment Notice” shall have the meaning assigned to such term in Section 2.25.

“Pricing Grid” shall mean the table set forth below.

Total Leverage Ratio	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1 Greater than or equal to 3.00 to 1.00	2.75%	1.75%	0.50%

Category 2 Greater than or equal to 2.25 to 1.00, but less than 3.00 to 1.00	2.50%	1.50%	0.45%

Category 3 Greater than or equal to 1.50 to 1.00, but less than 2.25 to 1.00	2.25%	1.25%	0.40%

Category 4 Less than 1.50 to 1.00	2.00%	1.00%	0.35%

Each change in the rates described above resulting from a change in the Total Leverage Ratio shall be effective on and after the date (the “Adjustment Date”) of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.4(a) or (b) and Section 5.4(c), respectively, indicating such change, and until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change.  Notwithstanding the foregoing, until Polypore shall have delivered the financial statements and certificates required by Section 5.4(b) and Section 5.4(c), respectively, for the fiscal period ended on June 30, 2012, the Total Leverage Ratio shall be deemed to be in Category 2 for purposes of determining the rates described above.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Basis”, “pro forma” or similar terms shall mean, with respect to compliance with any test or covenant hereunder (excluding any calculation of the Restricted Available Amount), compliance with such test or covenant after giving effect to any proposed Permitted Acquisition, Investment or Asset Sale (including pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition, Investment or Asset Sale, are factually supportable and are expected to have a continuing impact, in each case as reasonably determined by Polypore and as certified by a Financial Officer of Polypore and approved by the Administrative Agent) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold or to be acquired or sold and the consolidated financial statements of Polypore and its Subsidiaries which shall be reformulated as if such Permitted Acquisition, Investment or Asset Sale, and all other Permitted Acquisitions, Investments or Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities incurred or repaid in connection with any such Permitted Acquisition, Investment or Asset Sale had been consummated and incurred or repaid at the beginning of such period (and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination).  For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Polypore (including pro forma expense and cost reductions).  In addition, any such pro forma calculation, to reflect operating expense reductions reasonably expected to result from any acquisition or merger, may include adjustments as appropriate, in the reasonable determination of Polypore as set forth in an certificate of its chief financial officer, that either (a) would be permitted pursuant to Rule 11-02 of Regulation S-X of the Securities Act of 1933, as amended, or (b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within 12 months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing of any facility, as applicable (but determined without duplication of any amounts included in clause (a)(v)(C) of the definition of “Consolidated EBITDA”), provided that such adjustments shall be calculated on an annualized basis and will be set forth in a certificate signed by Polypore’s chief financial officer and another officer which states in detail (i) the amount of such adjustment or adjustments, and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such certificate at the time of such execution.

“Pro Rata Percentage” shall mean, of any Revolving Credit Lender at any time the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment.  In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect.  Notwithstanding the foregoing, in the case of Section 2.24 when a Defaulting Lender shall exist, Pro Rata Percentages shall be determined without regard to any Defaulting Lender’s Revolving Credit Commitment.

“Public Equity Offering” shall mean an underwritten primary public offering of common stock of, and by, Polypore pursuant to a registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended.

“Purchase Money Note” shall mean a promissory note of a Securitization Entity evidencing the deferred purchase price of receivables (and related assets) and/or a line of credit, which may be irrevocable, from Polypore or any Subsidiary in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by Polypore or any of its Subsidiaries pursuant to which Polypore or any of its Subsidiaries may sell, convey or otherwise transfer to: (i) a Securitization Entity (in the case of a transfer by Polypore or any of its Subsidiaries); and (ii) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of Polypore or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable.

“Qualifying Loans” shall have the meaning assigned to such term in Section 2.25.

“Range” shall have the meaning assigned to such term in Section 2.25.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Refinance” shall mean, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” shall mean any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees in connection therewith; provided that any such event shall not: (i) directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness, except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness: (A) to pay Required Premiums and related fees; or (B) otherwise permitted to be incurred under this Agreement; and (ii) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold; and (iii) if the Indebtedness being refinanced is subordinated in right of payment to the Obligations or the Guarantees thereof, such

Refinancing Indebtedness is subordinated in right of payment to the Obligations or the Guarantees thereof on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Register” shall have the meaning assigned to such term in Section 9.4(b).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” shall mean the obligation of Polypore to reimburse the Issuing Bank pursuant to Section 2.22(e) for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11.

“Required Lenders” shall mean, at any time, the holders of more than 50% of (a) until the Restatement Effective Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the total Revolving Credit Exposure of all Lenders at such time; provided, that the unused Term Loan Commitment, unused Revolving Credit Commitment of, and the portion of the Term Loans and Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” shall mean, at any time, the holders of more than 50% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the total Revolving Credit Exposure of all Lenders at such time; provided, that the unused Revolving Credit Commitment of, and the portion of the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restatement Effective Date” shall mean the date on which the conditions precedent set forth in Section 4.2 hereof shall have been satisfied.

“Restricted Available Amount” shall mean the sum of, without duplication:

(i)            50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Polypore earned subsequent to April 1, 2012 and on or prior to the date the relevant Specified Payment occurs (the “Reference Date”) (treating such period as a single accounting period); provided, however, that if, at the time of a proposed Specified Payment, the Senior Leverage Ratio is less than 1.00 to 1.00, for purposes of calculating the availability of amounts hereunder for such Specified Payment only, the reference to 50% in this clause (i) shall be deemed to be 75%; plus

(ii)           100% of the aggregate net cash proceeds (including the fair market value of property other than cash that would constitute Permitted Investments or a Permitted Business) received by Polypore from any Person (other than (1) a Subsidiary of Polypore and (2) Excluded Contributions) from the issuance and sale subsequent to the Restatement Effective Date and on or prior to the Reference Date of Qualified Capital Stock of Polypore; plus

(iii)          without duplication of any amounts included in clause (ii) above, 100% of the aggregate net cash proceeds of any equity contribution received subsequent to the Restatement Effective Date by Polypore from a holder of Polypore’s Capital Stock (other than Excluded Contributions); plus

(iv)          the amount by which Indebtedness of Polypore is reduced on Polypore’s balance sheet upon the conversion or exchange subsequent to the Restatement Effective Date of any Indebtedness of Polypore for Qualified Capital Stock of Polypore (less the amount of any cash, or the fair value of any other property, distributed by Polypore upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by Polypore or any Subsidiary from the sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of Polypore or to an employee stock ownership plan or a trust established by Polypore or any of its Subsidiaries for the benefit of their employees); plus

(v)           an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Permitted Investments or a Permitted Business) received by Polypore or any Subsidiary (A) from any sale or other disposition of any Investment in any Person (including an Unrestricted Subsidiary) made by Polypore and its Subsidiaries pursuant to Section 6.4(k) and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to Polypore’s Capital Stock in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Subsidiary, in each case to the extent such event occurs after the Restatement Effective Date; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Specified Payment) by Polypore or any Subsidiary in such Unrestricted Subsidiary pursuant to Section 6.4(k) and; provided further, that no amount will be included under this clause (v) to the extent it is already included in Consolidated Net Income; plus

(vi)          $25,000,000.

“Restricted Indebtedness” shall mean Indebtedness of any Group Member, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.9(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in any Group Member, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock in any Group Member or any option, warrant or other right to acquire any such Capital Stock in any Group Member.

“Restricted Subsidiary” shall mean any subsidiary of Polypore that is not an Unrestricted Subsidiary.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean June 29, 2017.

“Revolving Loans” shall mean the revolving loans made by the Lenders to Polypore pursuant to clause (ii) of Section 2.1(a).

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Securitization Entity” shall mean a wholly-owned Subsidiary of Polypore (or another Person in which Polypore or any Subsidiary of Polypore makes an Investment and to which Polypore or any Subsidiary of Polypore transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of Polypore (as provided below) as a Securitization Entity:  (i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which: (A) is guaranteed by Polypore or any Subsidiary of Polypore (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings); (B) is recourse to or obligates Polypore or any Subsidiary of Polypore in any way other than pursuant to Standard Securitization Undertakings; or (C) subjects any property or asset of Polypore or any Subsidiary of Polypore, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (ii) with which neither Polypore nor any Subsidiary of Polypore has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to

Polypore or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Polypore, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity; and (iii) to which neither Polypore nor any Subsidiary of Polypore has any obligations to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of Polypore shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of Polypore giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.9.

“Senior Leverage Ratio” shall mean, on any date, the ratio of (a) the excess of (i) Consolidated Total Indebtedness that is secured by a Lien (including, in any event, Indebtedness of the type described in clause (k) of the definition thereof) on such date (other than Indebtedness secured exclusively by Collateral on a second or lower priority basis) over (ii) an amount equal to the lesser of (x) the amount of cash and Permitted Investments held by Polypore and its Subsidiaries on such date that are free and clear of any Lien (other than non-consensual Liens permitted by Section 6.2 and Liens permitted by Section 6.2(b)) and (y) $50,000,000 to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date

“Senior Note Indenture” shall mean the Indenture entered into by Polypore and certain of the Guarantors in connection with the issuance of the Senior Notes, together with all instruments and other agreements entered into by Polypore or such Guarantor in connection therewith.

“Senior Notes” shall mean (a) the 7.5% senior notes of Polypore issued on November 26, 2010 pursuant to the Senior Note Indenture, together with any exchange notes or any replacement notes issued under the Senior Note Indenture and (b) additional notes of Polypore issued after the Restatement Effective Date pursuant to the Senior Note Indenture to the extent permitted under Section 6.1.

“Specified Cash Management Agreement” shall mean any Cash Management Agreement entered into by any Group Member with any Lender or affiliate thereof which either (a) is in effect on the Restatement Effective Date or (b) has been designated by such Lender and Polypore, by notice to the Administrative Agent not later than 90 days after execution and delivery thereof, as a “Specified Cash Management Agreement”.

“Specified Disposition” shall mean any asset sale or series of related asset sales described in clause (b) of the definition of “Asset Sale” having a value not in excess of $2,500,000.

“Specified Hedging Agreement” shall mean any Hedging Agreement in respect of interest rates entered into by Polypore and any Lender or affiliate thereof or, in the case of any agreement in effect on the Restatement Effective Date, any former Lender that was a Lender on the Restatement Effective Date, or any of their respective affiliates, which either (a) is in effect on the Restatement Effective Date or (b) has been designated by such Lender and Polypore, by notice to the Administrative Agent not later than 90 days after execution and delivery thereof, as a “Specified Hedging Agreement”.

“Specified Payment” shall mean any payment or expenditure made pursuant to Section 6.4(k), 6.6(i), 6.6(h) or 6.9(b)(iii).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by Polypore or any Subsidiary of Polypore which are reasonably customary, as determined in good faith by the Board of Directors of Polypore, in an accounts receivable or equipment transaction.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or a combination thereof.

“Subsidiary” shall mean any subsidiary of Polypore; provided that Unrestricted Subsidiaries shall be deemed not to constitute “Subsidiaries” for the purposes of this Agreement (other than the definition of “Unrestricted Subsidiary”).

“Surviving Entity” shall have the meaning assigned to such term in Section 6.5.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.21, as the same may be reduced from time to time pursuant to Section 2.9 or Section 2.21.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.21.

“Syndication Agents” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the sum of (a) the obligations of such Person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and, without duplication, (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Group Member is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than any Group Member of any Capital Stock or Restricted Indebtedness of any Group Member or (b) any payment (other than on account of a permitted purchase by it of any Capital Stock or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Capital Stock or Restricted Indebtedness of any Group Member; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of any Group Member (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning assigned to such term in Section 2.1.  Unless the context shall otherwise require, the term “Term Loans” shall include Incremental Term Loans.

“Term Loan Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.1.  The aggregate amount of the Term Loan Commitments as of the Restatement Effective Date is $300,000,000.  Unless the context shall otherwise require, the term “Term Loan Commitment” shall include Incremental Term Loan Commitments.

“Term Loan Maturity Date” shall mean June 29, 2017.

“Term Percentage” shall mean as to any Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Restatement Effective Date, the percentage which the principal amount of such Lender’s Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Assets” shall mean, as of any date, the total consolidated assets of Polypore and the Subsidiaries, as set forth on Polypore’s most recently delivered quarterly balance sheet.

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) the excess of (i) Consolidated Total Indebtedness on such date over (ii) an amount equal to the lesser of (x) the amount of cash and Permitted Investments held by Polypore and its Subsidiaries on such date that are free and clear of any Lien (other than non-consensual Liens permitted by Section 6.2) and (y) $50,000,000 to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The Total Revolving Credit Commitment as of the Restatement Effective Date is $150,000,000.

“Trading With the Enemy Act” shall have the meaning assigned to such term in Section 3.24.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and, in the case of Polypore, the making of the initial Borrowings hereunder, (b) the repayment of all amounts outstanding or due under the Existing Credit Agreement and (c) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Eurodollar Rate and the Alternate Base Rate.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.7.

“Unrestricted Subsidiary” of any Person means: (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Polypore may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of or Indebtedness of or has any Investment in, or owns or holds any Lien on any property of, Polypore or any other Subsidiary of Polypore that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that: (i) Polypore certifies to the Administrative Agent that such designation is being made as an Investment using the Available Amount pursuant to Section 6.4(k) or the basket referred to in Section 6.4(q) (with the amount of such Investment being deemed to be the fair market value of the net assets of such Subsidiary at the time such Subsidiary is designated an Unrestricted Subsidiary); and (ii) each Subsidiary to be so designated and each of its Subsidiaries: (A) has not at the time of designation, any Indebtedness pursuant to which the lender has recourse to any of the assets of Polypore or any of its Restricted Subsidiaries, unless such recourse is Indebtedness or a Lien that is permitted under this Agreement after giving effect to such designation; and (B) either alone or in the aggregate with all other Unrestricted Subsidiaries does not operate, directly or indirectly, all or substantially all of the business of Polypore and its Subsidiaries.

The Board of Directors of Polypore may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, Polypore is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the incurrence test set forth in Section 6.1 and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. Any such designation by the Board of Directors of Polypore shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.  Any Unrestricted Subsidiary designated as a Restricted Subsidiary may not subsequently be re-designated as an Unrestricted Subsidiary.

If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date.

Actions taken by an Unrestricted Subsidiary shall not be deemed to have been taken, directly or indirectly, by Polypore or any Restricted Subsidiary.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.19(e)(ii)(B)(3).

“Voluntary Prepayment” shall have the meaning assigned to such term in Section 2.25.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying:  (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares and other de minimis ownership interests required to be owned under foreign law by local residents) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2.  Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Polypore or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof); provided, however, that if, before or after any change in GAAP occurs, Polypore notifies the Administrative Agent that Polypore wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any such change in GAAP occurring after the Restatement Effective Date on the operation of such covenant (or if the Administrative Agent notifies Polypore that the Required Lenders wish to amend Article VI or any related definition for such purpose), then Polypore’s compliance with such covenant (and the computations made for purposes of determining the Applicable Percentage) shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Polypore and the Required Lenders.

SECTION 1.3.  Pro Forma Calculations.  With respect to any period during which any Permitted Acquisition or Asset Sale occurs as permitted pursuant to the terms hereof, the Total Leverage Ratio and the Senior Leverage Ratio shall be calculated with respect to such period and such Permitted Acquisition or Asset Sale on a Pro Forma Basis.  For purposes of determining whether a Default or Event of Default is in existence after giving effect to a particular transaction, pro forma compliance with Section 6.10 shall be required unless otherwise agreed by the Required Lenders.

SECTION 1.4.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.5.  Currency Equivalents Generally.  Any amount specified in this Agreement or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by JPMorgan Chase Bank, N.A. in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency.  The maximum amount of Indebtedness, investments and other threshold amounts that any Group Member may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, investments and other threshold amounts solely as a result of fluctuations in the exchange rate of currencies.  When calculating capacity for the incurrence of additional Indebtedness, investments and other threshold amounts by any Group Member, the exchange rate of currencies shall be measured as of the date of such calculation.

ARTICLE II

The Credits

SECTION 2.1.  Commitments.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (i) to make a term loan to Polypore in Dollars (a “Term Loan”) on the Restatement Effective Date in a principal amount not to exceed its Term Loan Commitment, and (ii) to make Revolving Loans to Polypore in Dollars, at any time and from time to time on or after the Restatement Effective Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment.  Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, Polypore may borrow, pay or prepay and reborrow Revolving Loans.  Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b)                                 Incremental Term Loans.  Each Lender having an Incremental Term Loan Commitment hereby agrees, severally and not jointly, on the terms and subject to the conditions set forth herein and in the applicable Incremental Assumption Agreement and in reliance on the representations and warranties set forth herein and in the other Loan documents, to make Incremental Term Loans to Polypore, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.  Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.2.  Loans.  (a)  Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Swingline Loans and Loans deemed made pursuant to Section 2.2(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of a Revolving Borrowing, an integral multiple of $1,000,000 and not less than $1,000,000 and (B) in the case of a Term Loan Borrowing or an Incremental Term Loan Borrowing, an integral multiple of $1,000,000 and not less than $5,000,000 (except with respect to any Incremental Term Loan Borrowing, to the extent otherwise provided in the related Incremental Assumption Agreement) or (ii) in the case of any Borrowing, equal to the remaining available balance of the applicable Commitments.

(b)                                 Subject to Section 2.8, each Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans, as Polypore may request pursuant to Section 2.3.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of Polypore to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that Polypore shall not be entitled to request any Borrowing that, if made, would result in more than ten (10) Eurodollar Borrowings outstanding hereunder at any time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)                                  Except with respect to Swingline Loans and Loans made pursuant to Section 2.2(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Funding Office not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly transfer the amounts so received to the account designated by Polypore in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to Polypore on such date a corresponding amount.  If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and Polypore severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Polypore until the date such amount is repaid to the Administrative Agent at (i) in the case of Polypore, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)                                  Notwithstanding any other provision of this Agreement, Polypore shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f)                                   If the Issuing Bank shall not have received from Polypore the payment required to be made by Section 2.22(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof.  Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Polypore pursuant to Section 2.22(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear.  If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and Polypore severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Polypore, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.6(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.3.  Borrowing Procedure.  In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.2(f), as to which this Section 2.3 shall not apply), Polypore shall hand deliver or fax to the Administrative Agent (or give telephonic notice promptly confirmed by written notice) a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing.  Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of Polypore and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Loan Borrowing, an Incremental Term Loan Borrowing or a Revolving Credit Borrowing and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.2.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then Polypore shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.4.  Evidence of Debt; Repayment of Loans.  (a)  Polypore hereby unconditionally promises to pay to each Lender, through the Administrative Agent, (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date.  Polypore hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Polypore to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Polypore to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from Polypore or any Guarantor and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Polypore to repay the Loans in accordance with their terms.

(e)                                  Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, Polypore shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and Polypore. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.4) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.5.  Fees.  (a)  Polypore agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) at the rate determined pursuant to the Pricing Grid on the daily unused amount of the Commitments of such Lender (other than the Swingline Commitment) during the preceding quarter (or other period commencing with the Restatement Effective Date or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  The Commitment Fee due to each Lender shall commence to accrue on the Restatement Effective Date and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein.  For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b)                                 Polypore agrees to pay to the Administrative Agent, for its own account, the administration fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c)                                  Polypore agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on each Fee Payment Date a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Restatement Effective Date or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.6, and (ii) to the Issuing Bank, for its own account, a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date (the “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)                                 All Fees shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.6.  Interest on Loans.  (a)  Subject to the provisions of Section 2.7, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b)                                 Subject to the provisions of Section 2.7, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c)                                  Interest on each Loan shall be payable to the applicable Lenders, through the Administrative Agent, on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.  The applicable Alternate Base Rate or Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.7.  Default Interest.  Any amount (whether of principal, interest, Fees or otherwise) not paid when due hereunder or under any other Loan Document shall bear interest, to the extent permitted by law (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable thereto pursuant to Section 2.6 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Term Loan plus 2.00% per annum.

SECTION 2.8.  Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to a majority in interest of the Lenders participating or to participate in such Loan of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to Polypore and the Lenders.  In the event of any such determination, until the Administrative Agent shall have advised Polypore and the Lenders that the circumstances giving rise to such notice no longer exist, any request by Polypore for a Eurodollar Borrowing pursuant to Section 2.3 or 2.10 shall be deemed to be a request for an ABR Borrowing.  Each determination by the Administrative Agent under this Section 2.8 shall be conclusive absent manifest error.

SECTION 2.9.  Termination and Reduction of Commitments.  (a)  The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Restatement Effective Date. The Revolving Credit Commitments, the Swingline Commitment and the L/C Commitment shall automatically terminate on the Revolving Credit Maturity Date.

(b)                                 Upon at least three Business Days’ prior irrevocable written or fax notice (or telephonic notice promptly confirmed by written notice) to the Administrative Agent, Polypore may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c)                                  Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.  Polypore shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of termination of the Commitments of any Class, all accrued and unpaid Commitment Fees relating to such Class to but excluding the date of such termination.

SECTION 2.10.  Conversion and Continuation of Borrowings.  Polypore shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)                                     each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)                                  if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.2(a) and 2.2(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii)                               each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by Polypore at the time of conversion;

(iv)                              if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, Polypore shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15; and

(v)                                 after the occurrence and during the continuance of a Default specified in clause (b), (c), (g) or (h) of Article VII (without regard to any applicable grace period in such clause (c)), no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity, currency denomination and amount of the Borrowing that Polypore requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion

(which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, Polypore shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing.  If Polypore shall not have given notice in accordance with this Section 2.10 to continue any Eurodollar Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11.  Repayment of Term Loan Borrowings.  (a)  Polypore shall pay to the applicable Lenders, through the Administrative Agent, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.11(c), 2.12, 2.13(e) and 2.23(d)) equal to such Lender’s Term Percentage multiplied by a percentage of the original aggregate principal amount of the Term Loans as set forth below (together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment):

Repayment Date	Amount

September 29, 2012	1.250%
December 29, 2012	1.250%
March 30, 2013	1.250%
June 29, 2013	1.250%
September 28, 2013	1.250%
December 29, 2013	1.250%
March 29, 2014	1.250%
June 28, 2014	1.250%
September 27, 2014	1.875%
January 3, 2015	1.875%
March 28, 2015	1.875%
June 27, 2015	1.875%
October 3, 2015	2.500%
January 2, 2016	2.500%
April 2, 2016	2.500%
July 2, 2016	2.500%
October 1, 2016	3.750%
December 31, 2016	3.750%
April 1, 2017	3.750%
Term Loan Maturity Date	57.500%

(b)                                 Polypore shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(c), 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Incremental Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(c)                                  In the event and on each occasion that any Term Loan Commitment (other than any Incremental Term Loan Commitment) shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(d)                                 To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date and all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(e)                                  All repayments pursuant to this Section 2.11 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

SECTION 2.12.  Optional Prepayments.  (a)  Polypore shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephonic notice promptly confirmed by written notice) in the case of Eurodollar Loans, or written or fax notice (or telephonic notice promptly confirmed by written notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment of Loans shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(b)                                 Optional prepayments of outstanding Term Loans under this Agreement shall be applied to the installments thereof as directed by Polypore.

(c)                                  Each notice of prepayment shall specify the prepayment date and the principal amount and currency denomination of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable, unless conditioned upon the effectiveness of any extension, renewal, refinancing or replacement, in whole or in part, of the Obligations, and shall commit Polypore to prepay such Borrowing by the amount stated therein on the date stated therein.  All prepayments under this Section 2.12 shall be subject to Section 2.15 but otherwise without premium or penalty.  All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment; provided, however, that in the case of a prepayment of an ABR Revolving Loan or a Swingline Loan that is not made in connection with a termination of the Revolving Credit Commitments, the accrued and unpaid interest on the principal amount prepaid shall be payable on the next scheduled Interest Payment Date with respect to such ABR Revolving Loan or Swingline Loan.

SECTION 2.13.  Mandatory Prepayments.  (a)  In the event of any termination of all the Revolving Credit Commitments, Polypore shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit. If as a result of any partial reduction of the Revolving Credit Commitments the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then Polypore shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or replace outstanding Letters of Credit in an amount sufficient to eliminate such excess.

(b)                                 Not later than the third Business Day following the completion of any Asset Sale or Recovery Event, Polypore shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(e), provided, that if the Microporous Disposition constitutes an Asset Sale, the Net Cash Proceeds thereof shall only be required to be so applied to the extent necessary to reduce the Senior Leverage Ratio (determined without giving effect to clause (ii) of the definition thereof) to 1.50 to 1.00.

(c)                                  No later than the earlier of (i) 90 days after the end of each fiscal year of Polypore, commencing with the fiscal year ending on December 29, 2013, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.4(a), Polypore shall prepay outstanding Term Loans in accordance with Section 2.13(e) in an aggregate principal amount equal to 50% of Excess Cash Flow for the fiscal year then ended; provided, however, that in the event the Total Leverage Ratio at the end of such fiscal year was equal to or less than 3.50 to 1.00 and greater than or equal to 3.00 to 1.00, then such amount shall be reduced to 25% of such Excess Cash Flow and in the event the Total Leverage Ratio at the end of such fiscal year was less than 3.00 to 1.00, no such prepayment shall be required.

(d)                                 In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other disposition of Indebtedness for money borrowed (or similar transaction evidenced by bonds, debentures, notes or similar instruments) of any Loan Party or any subsidiary of a Loan Party (other than Indebtedness for money borrowed (or similar transaction evidenced by bonds, debentures, notes or similar instruments) permitted pursuant to Section 6.1, except for Indebtedness incurred under clause (xi) of the definition of “Permitted Indebtedness”, for which a mandatory prepayment shall be required), Polypore shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(e).

(e)                                  Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied, first, to the next four scheduled installments thereof in direct order of maturity and, thereafter, ratably to the installments thereof.

(f)                                   Polypore shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of Polypore setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.  All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

SECTION 2.14.  Reserve Requirements; Change in Circumstances.  (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Eurodollar Rate), (ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes covered by Section 2.19, (B) Other Taxes and (C) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan (or in the case of (ii) any Loans) or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), in each case, by an amount deemed by such Lender or the Issuing Bank to be material, then Polypore will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time Polypore shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

(d)                                 A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to Polypore and shall be conclusive absent manifest error.  Polypore shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(e)                                  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that Polypore shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period.  The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15.  Indemnity.  Polypore shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by Polypore hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder.  In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period, but such loss shall not, in any event, include any lost profit or loss of applicable margin.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to Polypore and shall be conclusive absent manifest error.

SECTION 2.16.  Pro Rata Treatment.  Except as otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees or the L/C Participation Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans or participations in L/C Disbursements, as applicable).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.17.  Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against Polypore or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Loans and L/C Exposure then outstanding as the amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  Polypore expressly consents to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Polypore to such Lender by reason thereof as fully as if such Lender had made a Loan directly to Polypore in the amount of such participation.

SECTION 2.18.  Payments.  (a)  Polypore shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in Dollars and in immediately available funds, without setoff, defense or counterclaim.  Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.20(e)) shall be made to the Administrative Agent at the Funding Office, or at such other location as the Administrative Agent shall notify Polypore from time to time in accordance with Section 9.1.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.

(b)                                 Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.19.  Taxes.  (a)  Any and all payments by or on account of any obligation of Polypore or any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments as determined in good faith, then (i) the sum payable by Polypore or applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, Polypore shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Polypore shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Polypore or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties or interest attributable to (i) a failure or delay by the Administrative Agent or such Lender, as applicable, in making such written demand to Polypore or (ii) the gross negligence or willful misconduct of the Administrative Agent or such Lender, as applicable), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Polypore by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Polypore or any other Loan Party to a Governmental Authority, Polypore shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Polypore and the Administrative Agent, at the time or times reasonably requested by Polypore or the Administrative Agent, such properly completed and executed documentation reasonably requested by Polypore or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Polypore or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Polypore or the Administrative Agent as will enable Polypore or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               any Lender that is a U.S. Person shall deliver to Polypore and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Polypore or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                               any Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to Polypore and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Polypore or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Polypore within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)                                 to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-

U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Polypore and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Polypore or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Polypore or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Polypore and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Polypore or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Polypore or the Administrative Agent as may be necessary for Polypore and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Polypore and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

SECTION 2.20.  Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.  (a)  In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) Polypore is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.19, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by Polypore that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, Polypore may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.4(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse, representation or warranty, except as to warranty as to its ownership of the assigned obligations (in accordance with and subject to the restrictions contained in Section 9.4), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Document (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) Polypore shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, and (z) Polypore or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.15); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14 or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.  Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by Polypore, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

(b)                                 If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14 or (ii) Polypore is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.19, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by Polypore or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future.  Polypore hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.21.  Swingline Loans.  (a)  Swingline Commitment.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to Polypore at any time and from time to time on and after the Restatement Effective Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $15,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment.  Each Swingline Loan shall be in a principal amount that is an integral multiple of $100,000 and not less than $100,000.  The Swingline Commitment may be terminated or reduced from time to time as provided herein.  Within the foregoing limits, Polypore may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b)                                 Swingline Loan Borrowing Procedure. Polypore shall notify the Swingline Lender by fax, or by telephone (confirmed by fax), not later than 12:00 (noon), New York City time, on the day of a proposed Swingline Loan.  Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of Polypore to which the proceeds of such Swingline Loan should be transferred. The Swingline Lender shall promptly make each Swingline Loan by wire transfer to the account specified by Polypore in such request.

(c)                                  Prepayment.  Polypore shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephonic notice promptly confirmed by written notice) to the Swingline Lender and to the Administrative Agent before 12:00 (noon), New York City time on the date of prepayment at the Swingline Lender’s address for notices specified in Section 9.1.

(d)                                 Interest.  Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.7, shall bear interest at the rate provided for the ABR Revolving Loans as provided in Section 2.6(a).

(e)                                  Participations.  The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Credit Lenders will participate.  The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.2(c) with respect to Loans made by such Lender (and Section 2.2(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify Polypore of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Polypore (or other party on behalf of Polypore) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Polypore (or other party liable for obligations of Polypore) of any default in the payment thereof.

SECTION 2.22.  Letters of Credit.  (a)  General.  Polypore may request the issuance of a Letter of Credit denominated in Dollars for its own account or for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the Revolving Credit Commitments remain in effect.  This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), Polypore shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), whether such Letter of Credit shall be issued in Dollars, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. The Issuing Bank shall promptly (i) notify the Administrative Agent in writing of the amount and expiry date of each Letter of Credit issued by it and (ii) provide a copy of each such Letter of Credit (and any amendments, renewals or extensions thereof) to the Administrative Agent.  A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit Polypore shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $50,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, that a Letter of Credit may, upon the request of Polypore, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)                                 Participations.  By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Revolving Credit Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Credit Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by Polypore (or, if applicable, another party pursuant to its obligations under any other

Loan Document) forthwith on the date due as provided in Section 2.2(f) (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time).  Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, Polypore shall pay to the Administrative Agent (or directly to the Issuing Bank, with concurrent notice to the Administrative Agent) an amount (in the currency in which the Letter of Credit was denominated) equal to such L/C Disbursement not later than two hours after Polypore shall have received notice from the Issuing Bank that payment of such draft will be made, or, if Polypore shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day.

(f)                                   Obligations Absolute.  Polypore’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i)                                     any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)                                  any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)                               the existence of any claim, setoff, defense or other right that Polypore, any other party guaranteeing, or otherwise obligated with, Polypore, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)                              any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)                                 payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi)                              any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of Polypore’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of Polypore hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank.  However, the foregoing shall not be construed to excuse the Issuing Bank from liability to Polypore to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Polypore to the extent permitted by applicable law) suffered by Polypore that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(g)                                  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and Polypore of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve Polypore of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.  The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.

(h)                                 Interim Interest.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless Polypore shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by Polypore or the date on which interest shall commence to accrue thereon as provided in Section 2.2(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i)                                     Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and Polypore, and may be removed at any time by Polypore by notice to the Issuing Bank, the Administrative Agent and the Lenders.  Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder.  At the time such removal or resignation shall become effective, Polypore shall pay all accrued and unpaid fees pursuant to Section 2.5(c)(ii).  The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to Polypore and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization.  If any Event of Default shall occur and be continuing, Polypore shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Administrative Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date; provided, however, that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Polypore described in clause (g) or (h) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of Polypore for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations.  If Polypore is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Polypore within three Business Days after all Events of Default have been cured or waived.

(k)                                 Additional Issuing Banks.  Polypore may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an Issuing Bank under the terms of the Agreement.  Any Lender designated as an Issuing Bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

SECTION 2.23.  Increase in Commitments.  (a)  Polypore may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments or an increase in the Revolving Credit Commitments in an amount not to exceed the Incremental Amount from one or more Incremental Lenders (which may include any existing Lender willing to provide such Incremental Term Loan Commitment or increase in the Revolving Credit Commitments or new Lender) willing to provide such Incremental Term Loans or to increase its Revolving Credit Commitments in their own discretion; provided, that each Incremental Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld).  Such notice shall set forth (i) the amount of such increase and the Facility or Facilities involved (which shall be in minimum increments of $1,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments or increase in Revolving Credit Commitments are requested to become effective and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b)                                 Polypore and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment or increase in the Revolving Credit Commitment of such Incremental Lender.  Each Incremental Assumption Agreement in respect of Incremental Term Loan Commitments shall specify the terms of the Incremental Term Loans to be made thereunder; provided, that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Term Loans, (iii) any Other Term Loans shall be denominated in Dollars and (iv) after giving pro forma effect to the incurrence thereof and any substantially concurrent use of proceeds thereof, Polypore shall be in compliance with Section 6.10.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment or the increase in the Revolving Credit Commitment evidenced thereby as provided for in Section 9.8(b).  Any such deemed amendment may be memorialized in writing by the Administrative Agent with Polypore’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)                                  Notwithstanding the foregoing, no Incremental Term Loan Commitment or increase in any Revolving Credit Commitment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.1 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Polypore and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Incremental Lenders) legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Restatement Effective Date under Section 4.2.

(d)                                 Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and Polypore agrees that Section 2.15 shall apply to any conversion of Eurodollar Term Loans to ABR Term Loans reasonably required by the Administrative Agent to effect the foregoing.  In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Sections 2.11(a) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

(e)                                  Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Facility, Polypore shall borrow Revolving Loans under the relevant increased Revolving Credit Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased.  The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Base Rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between Polypore and the relevant Lender.

SECTION 2.24.  Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.5(a);

(b)                                 the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.8); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)                                  if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitment;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, Polypore shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only Polypore’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Exposure is outstanding;

(iii)                               if Polypore cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, Polypore shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.5(c) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)                              if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 2.5(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 2.5(c) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d)                                 so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Polypore in accordance with Section 2.24(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with Polypore or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, Polypore, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage.

SECTION 2.25.  Voluntary Prepayments.  (a)  Polypore may elect to notify the Administrative Agent and the Lenders that it may wish to make below par voluntary prepayments of the Term Loans (each such payment a “Voluntary Prepayment”) pursuant to the procedures set forth in this Section 2.25.  At the time of any Voluntary Prepayment, Polypore shall certify, with reasonable supporting detail (as determined by the Administrative Agent), (i) that no Event of Default pursuant to Section 6.10 could reasonably be expected to occur during the succeeding four calendar quarters if such Voluntary Prepayment is not made and (ii) the election to make a Voluntary Prepayment is not based on material non-public information.  In addition, immediately prior to and after giving effect to any Voluntary Prepayment, no Default or Event of Default shall have occurred and be continuing.

(b)                                 In connection with any Voluntary Prepayment, Polypore shall notify the Lenders (the “Prepayment Notice”) that Polypore desires to prepay Term Loans with cash proceeds in an aggregate amount (each, a “Prepayment Amount”) specified by Polypore (which amount shall be not less than $10,000,000) at a price within a range (the “Range”) to be specified by Polypore equal to a percentage of par (the “Payment Percentage”) of the principal amount of the Term Loans to be prepaid.

(c)                                  In connection with any Voluntary Prepayment, Polypore shall allow each Lender to specify a Payment Percentage (the “Acceptable Payment Percentage”) for a principal amount (subject to rounding requirements specified by the Prepayment Agent) of Term Loans at which such Lender is willing to permit such Voluntary Prepayment.  Based on the Acceptable Payment Percentages and principal amounts of Term Loans specified by Lenders, the applicable Payment Percentage (the “Applicable Payment Percentage”) for the Voluntary Prepayment shall be the lowest Acceptable Payment Percentage at which Polypore can complete the Voluntary Prepayment for the applicable Prepayment Amount that is within the applicable Range; provided that if the offers received from Lenders are insufficient to allow Polypore to complete the Voluntary Prepayment for the applicable Prepayment Amount, then the Applicable Payment Percentage shall instead be the highest Acceptable Payment Percentage that is within the applicable Range.  Polypore shall prepay Term Loans (or the respective portions thereof) offered by Lenders at the Acceptable Payment Percentages specified by each such Lender that are equal to or less than the Applicable Payment Percentage (“Qualifying Loans”) by remitting an amount to each Lender to be prepaid equal to the product of the face amount, or par, of the Term Loan being prepaid multiplied by the Applicable Payment Percentage; provided that if the aggregate cash proceeds required to prepay Qualifying Loans (disregarding any interest payable under Section 2.25(d)) would exceed the applicable Prepayment Amount for such Voluntary Prepayment, Polypore shall prepay such Qualifying Loans at the Applicable Payment Percentage ratably based on the respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Prepayment Agent).

(d)                                 All Term Loans prepaid by Polypore pursuant to this Section 2.25 shall be accompanied by payment of accrued and unpaid interest on the par principal amount so prepaid to, but not including, the date of prepayment.

(e)                                  Each Voluntary Prepayment shall be consummated pursuant to procedures (including as to rounding and minimum amounts, Type and Interest Periods of accepted Term Loans, irrevocability of Prepayment Notice and other notices by Polypore and Lenders and determination of Applicable Payment Percentage) reasonably established by the Prepayment Agent in consultation with Polypore and not inconsistent with the terms hereof.

(f)                                   Each Voluntary Prepayment shall constitute an optional prepayment of Term Loans for all purposes under this Agreement, including for purposes of Section 2.12.

(g)                                  Notwithstanding anything to the contrary in this Agreement (including, without limitation, Sections 2.12, 2.16 and 2.17), the Lenders hereby consent to the transactions described in this Section 2.25 and further acknowledge that in connection with any Voluntary Prepayment, principal and interest payments may be made on a non-pro rata basis, as determined by the Prepayment Agent, to the applicable Lenders.

This Section 2.25 shall not require Polypore to undertake or any Lender to participate in any Voluntary Prepayment.

ARTICLE III

Representations and Warranties

Polypore represents and warrants to the Administrative Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.1.  Organization; Powers.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of Polypore, to borrow hereunder.

SECTION 3.2.  Authorization.  The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of any Group Member, (B) any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other material instrument to which any Group Member is a party or by which any of them or any of their property is or may be bound, (ii) except as set forth on Schedule 3.2, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other material instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Group Member (other than any Lien created hereunder or under the Security Documents).

SECTION 3.3.  Enforceability.  This Agreement has been duly executed and delivered by Polypore and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 3.4.  Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of any Mortgages, (c) such as have been made or obtained and are in full force and effect or which are not material to the consummation of the Transactions and (d) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.5.  Financial Statements.  (a)  Polypore has heretofore furnished to the Lenders (i) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Polypore and its consolidated subsidiaries as of and for the fiscal year ended December 31, 2011, audited by and accompanied by the unqualified opinion of Ernst & Young LLP, independent public accountants and (ii) the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Polypore and its consolidated subsidiaries as of and for each fiscal quarter subsequent to December 31, 2011 ended 45 days before the Restatement Effective Date.  Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of Polypore and its consolidated subsidiaries as of such dates and for such periods.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Polypore and its consolidated subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except that the unaudited financial statements are subject to normal year-end adjustments and do not contain notes thereto.

(b)                                 Polypore has heretofore delivered to the Lenders the unaudited pro forma consolidated balance sheet of Polypore and its consolidated subsidiaries at March 31, 2012, prepared giving effect to the Transactions as if they had occurred on such date.  Such pro forma financial statements have been prepared in good faith by Polypore, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by Polypore on the Restatement Effective Date to be reasonable), are based on the best information available to Polypore as of the date of delivery thereof, accurately reflect, in all material respects, all adjustments required to be made to give effect to the Transactions and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of Polypore and its consolidated subsidiaries as of such date and for such periods, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.6.  No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Group Members, taken as a whole, since December 31, 2011.

SECTION 3.7.  Title to Properties; Possession Under Leases.  (a)  Each Group Member has good and marketable title to, or valid leasehold interests in, all its material properties and material assets,

except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 6.2 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.2.

(b)                                 Each Group Member has complied with all material obligations due and payable or required to be performed under all material leases to which it is a party and all such material leases are in full force and effect.  Each Group Member enjoys peaceful and undisturbed possession under all such leases, except where the failure to so enjoy could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.8.  Subsidiaries.  Schedule 3.8 sets forth as of the Restatement Effective Date a list of all Subsidiaries and the percentage ownership interest of Polypore therein.  The shares of Capital Stock so indicated on Schedule 3.8 are owned by Polypore, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).

SECTION 3.9.  Litigation; Compliance with Laws.  (a)  There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Polypore, threatened against or affecting any Group Member or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                                 No Group Member nor any of their respective material properties or material assets is in violation of, nor will the continued operation of their material properties and material assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  Agreements.  (a)  No Group Member is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)                                 No Group Member is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Federal Reserve Regulations.  (a)  No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12.  Investment Company Act.  No Group Member is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13.  Use of Proceeds.  Polypore will use the proceeds of the Loans (other than any Incremental Term Loans) and will request the issuance of Letters of Credit only for the purposes specified in Section 5.8.  Polypore will use the proceeds of any Incremental Term Loans solely as set forth in the applicable Incremental Assumption Agreement.

SECTION 3.14.  Tax Returns.  Each Group Member has filed or caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the relevant Group Member shall have set aside on its books adequate reserves and except for taxes the nonpayment of which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15.  No Material Misstatements.  None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of Polypore to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, which, in the case of clauses (a) and (b), when taken as a whole and together with the representations and warranties contained in this Agreement, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, Polypore represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule and it is understood that actual results may differ from forecasts and projections.

SECTION 3.16.  Employee Benefit Plans.  Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Polypore and each of its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.  The present value of all benefit liabilities under any underfunded Plan did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of such underfunded Plans (determined in both cases using the assumptions applicable under Section 430 of the Code) by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17.  Environmental Matters.  (a)  Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Group Member (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)                                 Since the Restatement Effective Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.18.  Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by Polypore or by Polypore for its Subsidiaries as of the Restatement Effective Date.  As of each such date, such insurance is in full force and effect and all premiums have been duly paid if due.  Polypore and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are, when considered in its entirety, in the good faith judgment of Polypore prudent in the ordinary course of business of Polypore and its Subsidiaries.

SECTION 3.19.  Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) if the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) has been delivered to the Administrative Agent, the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) if financing statements in appropriate form have been filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in all such Collateral as to which a security interest may be perfected by such a filing (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.2.

(b)                                 If the Guarantee and Collateral Agreement has been recorded with the United States Patent and Trademark Office and the United States Copyright Office, and financing statements in appropriate form have been filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Restatement Effective Date).

(c)                                  The Mortgages are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and if the Mortgages have been filed in the offices specified on Schedule 3.19(d), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.2.

SECTION 3.20.  Location of Real Property and Leased Premises.  Schedule 3.20(a) lists completely and correctly as of the Restatement Effective Date all domestic real property owned by Polypore and the Subsidiaries and the addresses thereof.  Polypore and the Subsidiaries, as the case may be, as of the Restatement Effective Date, own in fee all the real property set forth on Schedule 3.20(a).  Schedule 3.20(b) lists completely and correctly as of the Restatement Effective Date all material domestic real property leased by Polypore and the Subsidiaries and the addresses thereof.  Polypore and the Subsidiaries, as the case may be, as of the Restatement Effective Date, have valid leasehold interests in all the real property set forth on Schedule 3.20(b).

SECTION 3.21.  Labor Matters.  As of the Restatement Effective Date, there are no strikes, lockouts or slowdowns against any Group Member pending or, to the knowledge of Polypore, threatened.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Group Member is bound.  Except to the extent any of the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) the hours worked by and payments made to employees of each Group Member have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (b) all payments due from any Group Member, or for which any claim may be made against any Group Member, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Group Member.

SECTION 3.22.  Solvency.  Immediately after the consummation of the Transactions to occur on the Restatement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Restatement Effective Date.

SECTION 3.23.  Certain Treasury Regulation Matters.  Polypore does not intend to treat the Loans and related transactions as being a “reportable” transaction (within the meaning of Treasury Regulation 1.6011-4).  Polypore acknowledges that the Administrative Agent and one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1 to the extent that Polypore’s application of the proceeds of the Loans requires the same and the Administrative Agent and such Lender or Lenders, as applicable, may, in connection therewith, maintain such lists and other records as they may determine is required by such Treasury Regulation.

SECTION 3.24.  Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act).  To the knowledge of Polypore, neither Polypore nor any of its Subsidiaries (a) is a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages transactions with any such “blocked person” blocked by such order, law or regulation.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.1.  All Credit Events.  On the date of each Borrowing, including each Borrowing of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a)                                 The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.3 (or such notice shall have been deemed given in accordance with Section 2.3) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.22(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.21(b).

(b)                                 The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.

(c)                                  At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by Polypore on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.1.

SECTION 4.2.  First Credit Event.  On the Restatement Effective Date:

(a)                                 The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of Willkie Farr & Gallagher LLP, counsel for Polypore, substantially to the effect set forth in Exhibit E (A) dated the Restatement Effective Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Polypore hereby request such counsel to deliver such opinion.

(b)                                 The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Restatement Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Restatement Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Polypore, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c)                                  The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by a Financial Officer of Polypore, confirming compliance with the conditions precedent set forth in Sections 4.1(b) and (c).

(d)                                 The Administrative Agent and the Syndication Agents shall have received all Fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Polypore hereunder or under any other Loan Document.

(e)                                  The Guarantee and Collateral Agreement shall have been duly executed by each Loan Party.  The Administrative Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document, except to the extent otherwise provided herein or in such Security Documents.

(f)                                   The Administrative Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Restatement Effective Date and duly executed by a Responsible Officer of Polypore, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.2 or have been or will be contemporaneously released or terminated.

(g)                                  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.2 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Administrative Agent on behalf of the Secured Parties as additional insured, in form and substance satisfactory to the Administrative Agent.

(h)                                 All amounts owing under the Existing Credit Agreement shall have been paid in full.

(i)                                     The Lenders shall have received the financial statements and opinion referred to in Section 3.5.

(j)                                    All requisite Governmental Authorities shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby. All requisite third party consents necessary for the consummation of the Transactions shall have been obtained except for those third party consents where the failure to so obtain such consents would not have a Material Adverse Effect.

(k)                                 The Administrative Agent shall have received a solvency certificate from the chief financial officer of Polypore documenting the solvency of Polypore and its Subsidiaries after giving effect to the Transactions, in form and substance reasonably satisfactory to the Administrative Agent.

(l)                                     The Lenders shall have received all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, at least five Business Days prior to the Restatement Effective Date.

ARTICLE V

Affirmative Covenants

Polypore covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, Polypore will, and will cause each of the Material Subsidiaries to:

SECTION 5.1.  Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.5.

(b)                                 Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names used in or relating to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated, including any reasonable extension, development or expansion thereof; comply with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2.  Insurance.  (a)  Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)                                 Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Restatement Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to

Polypore or the Loan Parties under such policies directly to the Administrative Agent; cause all such policies to provide that neither Polypore, the Administrative Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably require from time to time to protect their interests; deliver evidence of all such policies to the Administrative Agent; upon the occurrence of an Event of Default, deliver original or certified copies of all such policies to the Administrative Agent upon its request; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, evidence of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c)                                  If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require.

(d)                                 With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including a “broad form” commercial general liability endorsement and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $15,000,000, naming the Administrative Agent as an additional insured, on forms satisfactory to the Administrative Agent.

(e)                                  Notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.2 is taken out by Polypore; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

SECTION 5.3.  Taxes.  Pay all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and Polypore shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property or (b) the nonpayment thereof could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.4.  Financial Statements, Reports, etc.  In the case of Polypore, furnish to the Administrative Agent (either physically or through electronic delivery reasonably acceptable to the Administrative Agent), which shall furnish to each Lender:

(a)                                 within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Polypore and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Polypore and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Polypore and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Polypore and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)                                  concurrently with any delivery of financial statements under paragraph (a), or (b) above, a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer (in the case of paragraph (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations and which may be provided by a Financial Officer if accounting firms generally are not providing such certificates) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; provided that for certificates delivered by the accounting firm such certification shall be limited to an Event of Default or Default pursuant to Section 6.10, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent of the Total Leverage Ratio, the Senior Leverage Ratio and the Consolidated Interest Coverage Ratio as of the last day of the relevant fiscal period and (iii) setting forth computations in reasonable detail satisfactory to the Administrative Agent of any Specified Payment made during the relevant fiscal period (including calculations of the Available Amount and, if applicable, the Total Leverage Ratio as of each relevant date) and, (iv) in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth Polypore’s calculation of Excess Cash Flow;

(d)                                 within 45 days after the commencement of each fiscal year of Polypore, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year);

(e)                                  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Group Member with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange distributed to its shareholders;

(f)                                   promptly after the receipt thereof by any Group Member, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto; and

(g)                                  promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.4(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Polypore posts such documents, or provides a link thereto on Polypore’s website on the Internet at Polypore’s website address; or (ii) on which such documents are posted on Polypore’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 5.5.  Litigation and Other Notices.  Furnish to the Administrative Agent, the Issuing Bank and each Lender prompt written notice of the following:

(a)                                 any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Polypore or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)                                 any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.6.  Information Regarding Collateral.  (a)  Furnish to the Administrative Agent prompt written notice of any change in (i) any Loan Party’s legal name, (ii) the jurisdiction of organization or formation of any Loan Party, (iii) any Loan Party’s identity or corporate structure or (iv) any Loan Party’s Federal Taxpayer Identification Number.  Polypore agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  Polypore also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)                                 In the case of Polypore, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.4(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Restatement Effective Date or the date of the most recent certificate delivered pursuant to this Section 5.6.

SECTION 5.7.  Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities.  Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of Polypore or any Material Subsidiary at reasonable times and as often as reasonably requested (but not, except during the continuance of an Event of Default, more than two times per fiscal year) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of Polypore or any Material Subsidiary with the officers thereof and independent accountants therefor.  Except following the occurrence and during the continuance of any Default, Polypore shall be entitled to have a representative present at all such discussions and to obtain a copy of all written requests for information relating to any Loan Party made by the Administrative Agent or any Lender to any third party.

SECTION 5.8.  Use of Proceeds.  Use the proceeds of (a) the Term Loans (other than the Incremental Term Loans) to pay (i) a portion of the amounts owing under the Existing Credit Agreement and other existing Indebtedness of Polypore and (ii) transaction costs incurred in connection with the Transactions, (b) the Revolving Loans and Swingline Loans for working capital and general corporate purposes (including to pay (i) a portion of the amounts owing under the Existing Credit Agreement and other existing Indebtedness of Polypore and (ii) transaction costs incurred in connection with the Transactions), (c) the Letters of Credit for general corporate purposes and (d) Incremental Term Loans for general corporate purposes (including Permitted Acquisitions).

SECTION 5.9.  Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents.  Polypore will cause any subsequently acquired or organized Domestic Subsidiary (other than any Inactive Subsidiary) or any Domestic Subsidiary that ceases to be an Inactive Subsidiary to become a Loan Party by executing the Guarantee and Collateral Agreement and each other applicable Security Document in favor of the Administrative Agent.  Polypore will cause any subsequently acquired or organized Foreign Subsidiary to promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (iv) deliver to the Administrative Agent pledge agreements governed by local law and legal opinions of local counsel with respect thereto if reasonably requested.  In addition, subject to the last sentence of this Section 5.9, from time to time, Polypore will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of Polypore and its

Subsidiaries (including real and other properties acquired prior or subsequent to the Restatement Effective Date, but excluding real property with a value of less than $5,000,000, leasehold real property, other immaterial leasehold property, and other Excluded Property (as defined in the Guarantee and Collateral Agreement))).  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Administrative Agent, and Polypore shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.9.  Polypore agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, Polypore will give prompt notice to the Administrative Agent of the acquisition by it or any of the Domestic Subsidiaries of any real property (or any interest in real property) having a value in excess of $5,000,000.  The actions required under this Section 5.9 shall be taken with 60 days (or such later time as may be acceptable to the Administrative Agent) after the event giving rise to the requirement to take such action.  Notwithstanding the foregoing, (x) the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby and (y) Liens required to be granted pursuant to this Section 5.9 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Restatement Effective Date (to the extent appropriate in the applicable jurisdiction).

SECTION 5.10.  Certain Treasury Regulation Matters.  In the event Polypore determines to take any action inconsistent with its intention as set forth in the first sentence of Section 3.23, it will promptly notify the Administrative Agent thereof.

SECTION 5.11.  Environmental Laws.  Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect:

(a)                                 Comply in all material respects with, and use reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits required of them by any applicable Environmental Laws.  For purposes of this Section 5.11(a), noncompliance with the foregoing shall be deemed not to constitute a breach of this covenant, provided, that upon learning of any actual or suspected noncompliance, Polypore shall promptly undertake reasonable efforts to achieve compliance.

(b)                                 Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required to be undertaken by any Group Member under Environmental Laws and promptly comply with all orders and directives applicable to any Group Member of all Governmental Authorities regarding Environmental Laws; provided, however, that this covenant shall be deemed not violated if the relevant Group Member promptly challenges in good faith any such order or directive in a manner consistent with all applicable Environmental Laws and other Requirements of Law and pursues such challenge or challenges diligently.

(c)                                  Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a material liability to any Group Member or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, any Group Member.  For purposes of this Section 5.11(c), noncompliance with the foregoing shall be deemed not to constitute a breach of this covenant, provided, that, upon learning of any actual or suspected noncompliance, Polypore shall promptly undertake reasonable efforts to remove such Materials of Environmental Concern or otherwise remediate them in a manner consistent with applicable Environmental Law.

(d)                                 Maintain, update as appropriate, and implement in all material respects an ongoing program reasonably designed to ensure that all the properties and operations of the Group Members are regularly and reasonably reviewed by competent professionals to identify and promote compliance with and to reasonably and prudently manage any liabilities or potential liabilities under any Environmental Law that may affect any Group Member, including, without limitation, compliance and liabilities relating to:  discharges to air and water; acquisition, transportation, storage and use of hazardous materials; waste disposal; repair, maintenance and improvement of properties; employee health and safety; species protection; and recordkeeping.

ARTICLE VI

Negative Covenants

Polypore covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, Polypore will not, nor will it cause or permit any of the Material Subsidiaries (or, in the case of Section 6.1, any of the Subsidiaries) to:

SECTION 6.1.  Indebtedness.  Directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Polypore and the Guarantors may incur unsecured Indebtedness (including unsecured Acquired Indebtedness), and Subsidiaries of Polypore that are not Guarantors may incur unsecured Acquired Indebtedness in an aggregate amount not to exceed $20,000,000 at any time outstanding, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Total Leverage Ratio would be less than 4.00 to 1.00.  The maximum amount of Indebtedness that Polypore and its Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.  When calculating capacity for the incurrence of additional Indebtedness by Polypore and its Subsidiaries pursuant to this covenant the exchange rate of currencies shall be measured as of the date of such calculation.

SECTION 6.2.  Liens.  Create, incur, assume or suffer to exist any Lien on any property or assets (including Capital Stock or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)                                 Liens on property or assets of Polypore and its Subsidiaries existing on the Restatement Effective Date and set forth in Schedule 6.2; provided, that such Liens shall secure only those obligations which they secure on the Restatement Effective Date and any extensions, renewals and replacements thereof permitted hereunder;

(b)                                 any Lien created under the Loan Documents;

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof by Polypore or any Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of Polypore or any Subsidiary, (iii) such Lien does not materially interfere with the use, occupancy and operation of any Mortgaged Property and (iv) the aggregate principal amount of Indebtedness secured by all Liens incurred pursuant to this paragraph (c) does not exceed the greater of (A) $35,000,000 and (B) 2.5% of Total Assets at any one time;

(d)                                 Liens for taxes not yet due or which are being contested in compliance with Section 5.3;

(e)                                  carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.3;

(f)                                   pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g)                                  deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)                                 zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Polypore or any of its Subsidiaries as currently operated;

(i)                                     purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by Polypore or any Subsidiary; provided, that (i) such security interests secure Indebtedness permitted by clause (vi) of the definition of “Permitted Indebtedness”, (ii) such security interests are originally incurred within 180 days after such acquisition (or construction), (iii) the Indebtedness secured thereby is created within 180 days after such acquisition (or construction) or is Refinancing Indebtedness of such Indebtedness, and (iv) such security interests do not apply to any other property or assets of Polypore or any Subsidiary (it being agreed that transactions with the same vendor or any Affiliate of such vendor may be cross-collateralized);

(j)                                    Liens arising out of judgments or awards in respect of which any Group Member shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided, that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $20,000,000 at any time outstanding;

(k)                                 any interest or title of a licensor, lessor or sublessor under any license or lease agreement pursuant to which rights are granted to Polypore or any Subsidiary;

(l)                                     licenses, leases or subleases granted by Polypore or any Subsidiary to third Persons in the ordinary course of business not interfering in any material respect with the business of Polypore or any Subsidiary;

(m)                             Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n)                                 restrictions imposed in the ordinary course of business on the sale or distribution of designated inventory pursuant to agreements with customers under which such inventory is consigned by the customer or such inventory is designated for sale to one or more customers;

(o)                                 (i) Liens on the assets of a Foreign Subsidiary that is not a Guarantor securing Indebtedness permitted to be incurred by such Foreign Subsidiary pursuant to clause (xiii) of the definition of “Permitted Indebtedness” and (ii) other Liens on the assets of a Foreign Subsidiary that is not a Guarantor securing Indebtedness by such Foreign Subsidiary not, in the case of this clause (ii), in excess of $1,000,000;

(p)                                 any interest of a lessor under Liens arising from precautionary UCC financing statement filings regarding leases entered into by Polypore or any of its Subsidiaries in the ordinary course of business;

(q)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Polypore or any of its Subsidiaries in the ordinary course of business;

(r)                                    Liens deemed to exist in connection with investments in repurchase agreements permitted under this Agreement;

(s)                                   Liens that are contractual or statutory setoff rights arising in the ordinary course of business with financial institutions, relating to pooled deposit accounts or sweep accounts of any Group Member to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or relating to purchase orders or other agreements entered into with customers of any Group Member in the ordinary course of business;

(t)                                    Liens solely on any cash earnest money deposits by Polypore or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(u)                                 Liens on accounts receivable and related assets or equipment and related assets incurred in connection with Qualified Securitization Transactions;

(v)                                 other Liens securing obligations incurred in the ordinary course of business that do not, individually or in the aggregate, secure obligations (or encumber property with a fair market value) in excess of the greater of (i) $50,000,000 and (ii) 3.5% of Total Assets at any one time); provided, that, after giving pro forma effect to the incurrence of any Indebtedness pursuant to this paragraph in reliance on clause (ii) above, the Total Leverage Ratio shall be less than 4.00 to 1.00; and

(w)                               the retained interest of the U.S. Federal government or any agency or department thereof in assets purchased in whole or in part (including via reimbursement of amounts expended by Polypore) with proceeds of grants from the U.S. Federal government or any agency or department thereof, in accordance with Federal law or regulation (including any rule, regulation or policy governing the subject grant program).

SECTION 6.3.  Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.5 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by clause (vi) of the definition of “Permitted Indebtedness” and Section 6.2, as applicable.

SECTION 6.4.  Investments, Loans and Advances.  Purchase, hold or acquire any Capital Stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase any assets constituting a business unit of any other Person (each, an “Investment” or an “investment”), except:

(a)                                 Permitted Investments;

(b)                                 Investments made by Polypore or any Subsidiary to Polypore or any other Subsidiary (other than a Securitization Entity or a Restricted Subsidiary of Polypore in which an Affiliate of Polypore that is not a Restricted Subsidiary of Polypore holds a minority interest); provided, that (i) any loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (ii) the outstanding amount of such Investments made in Subsidiaries that are not Wholly Owned Subsidiaries shall not exceed the greater of (A) $35,000,000 and (B) 2.5% of Total Assets and (iii) in the case of Investments described in clause (ii) above and Investments in Foreign Subsidiaries, Polypore will be in compliance with Section 6.10 on a Pro Forma Basis and no Default or Event of Default shall have occurred and be continuing after giving effect thereto;

(c)                                  investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)                                 Polypore and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $10,000,000 at any time and advances in the ordinary course of business of payroll payments to employees;

(e)                                  Polypore may enter into Hedging Agreements that are not speculative in nature;

(f)                                   Polypore and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of Polypore or such Subsidiary;

(g)                                  Polypore may acquire and hold obligations of one or more officers or other employees of Polypore or its subsidiaries in connection with such officers’ or employees’ acquisition of Capital Stock of Polypore;

(h)                                 Polypore and its Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 6.5;

(i)                                     investments, loans and advances existing on the Restatement Effective Date and set forth in Schedule 6.4;

(j)                                    investments that are made with the proceeds of substantially concurrent Excluded Contributions;

(k)                                 investments made using the Available Amount;

(l)                                     the sale or transfer of all or substantially all of the assets of Daramic LLC related to its operations in Norderstedt, Germany, to a newly-formed private German limited liability company (Gesellschaft mit beschränkter Haftung) that is a Wholly Owned Subsidiary of Polypore Acquisition GmbH;

(m)                             additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding, not to exceed the greater of (A) $30,000,000 and (B) 2.0% of Total Assets (provided that any investments in joint ventures pursuant to this clause (m) will not exceed the greater of (A) $25,000,000 and (B) 1.75% of Total Assets);

(n)                                 Investments in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest or interests in receivables and related assets generated by Polypore or a Subsidiary and transferred to any Person in connection with a Qualified Securitization Transaction or any such Person owning such receivables;

(o)                                 Investments the payment for which consists exclusively of Qualified Capital Stock;

(p)                                 any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(q)                                 Investments in Unrestricted Subsidiaries not to exceed $5,000,000 at any one time outstanding; and

(r)                                    Investments in any other Person (including any such Investment that flows through one or more Subsidiaries before being conveyed to such Person) or acquisitions of business units (including by means of any transfer of cash or other property) if as a result of such Investment such other Person shall become a Subsidiary of Polypore or, in the case of an acquisition of a business unit, such business unit will be owned by a Subsidiary of Polypore (in each case other than a Securitization Entity or a Subsidiary of Polypore in which an Affiliate of Polypore that is not a Subsidiary of Polypore holds a minority interest) or that will merge with or consolidate into Polypore or a Subsidiary of Polypore (other than a Securitization Entity or a Subsidiary of Polypore in which an Affiliate of Polypore that is not a Subsidiary of Polypore holds a minority interest), provided that (x) each Investment pursuant to this paragraph (r) shall have been approved by the relevant governing body of such Person or a parent thereof, (y)

Polypore will be in compliance with Section 6.10 on a Pro Forma Basis and no Default or Event of Default shall have occurred and be continuing after giving effect thereto and (z) the aggregate amount of Investments made pursuant to this paragraph (r) in, or that will be held by non-Wholly Owned Subsidiaries shall not exceed the greater of (A) $35,000,000 and (B) 2.5% of Total Assets.

SECTION 6.5.  Mergers, Consolidations and Sales of Assets.  (a)  In the case of Polypore, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Polypore’s assets (determined on a consolidated basis for Polypore and the Subsidiaries) to any Person unless:

(i)                                     either: (A) Polypore shall be the surviving or continuing corporation; or (B) the Person (if other than Polypore) formed by such consolidation or into which Polypore is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Polypore and of the Subsidiaries substantially as an entirety (the “Surviving Entity”): (x) shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and (y) shall expressly assume pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent, the Obligations;

(ii)                                  except in the case of a merger of Polypore with or into a Wholly Owned Subsidiary that is not a Securitization Entity or Unrestricted Subsidiary of Polypore and except in the case of a merger entered into solely for the purpose of reincorporating Polypore in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), Polypore or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 6.1 hereof,

(iii)                               except in the case of a merger of Polypore with or into a Wholly Owned Subsidiary that is not a Securitization Entity or Unrestricted Subsidiary and except in the case of a merger entered into solely for the purpose of reincorporating Polypore in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(iv)                              Polypore or the Surviving Entity shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if supplements to the Loan Documents are required in connection with such transaction, such supplements comply with the applicable provisions of the Loan Documents and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of Polypore, shall be deemed to be the transfer of all or substantially all of the properties and assets of Polypore. However, transfer of assets (i) between or among Polypore and the Subsidiaries, (ii) between and among Foreign

Subsidiaries or (iii) from Foreign Subsidiaries to Polypore or a Loan Party will not be subject to this Section 6.5(a).

Upon any consolidation, combination or merger, or any transfer of all or substantially all of the assets of Polypore in accordance with Section 6.5 hereof, in which Polypore is not the continuing corporation, the successor Person formed by such consolidation or into which Polypore is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of Polypore under this Agreement and the other Loan Documents with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) shall be released from the provisions of this Agreement and the other Loan Documents.

(b)                                 In the case of any Guarantor, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(i)                                     (except in the case of such Guarantor that has been disposed of in its entirety to another Person (other than to Polypore or an Affiliate of Polypore), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Guarantor in its entirety), if in connection therewith Polypore provides an Officers’ Certificate to the Administrative Agent to the effect that Polypore will comply with its obligations under Section 2.13 hereof in respect of such disposition) the resulting, surviving or transferee Person (if not such Guarantor) shall be a Person organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, pursuant to supplements to the Loan Documents or other documents or instruments in form reasonably satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent, the Guarantee of such Guarantor;

(ii)                                  except in the case of a merger of such Guarantor with or into Polypore or another Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating such Guarantor in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (b)(i) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(iii)                               Polypore shall have delivered to the Administrative Agent an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if supplements to the Loan Documents are required in connection with such transaction, such supplements comply with the applicable provisions of the Loan Documents and that all conditions precedent in this Agreement relating to such transaction have been satisfied

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplements to the Loan Documents, executed and delivered to the Administrative Agent and reasonably satisfactory in form to the Administrative Agent, of the Guarantee of the relevant Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

(c)                                  Consummate any Asset Sale unless (i) such Asset Sale is for consideration at least 75% of which is cash or Permitted Investments (other than in the case of a like-kind exchange or trade-in of one asset for another asset used or useful in the business of Polypore and its Subsidiaries), (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) Polypore shall have delivered to the Administrative Agent a certificate in reasonable detail demonstrating that, upon giving effect to such Asset Sale, Polypore will be in compliance with Section 6.10 on a Pro Forma Basis and no Event of Default or Default shall have occurred and be continuing.  The Microporous Disposition shall be deemed to be an Asset Sale for the purposes of this paragraph whether or not it constitutes an “Asset Sale” pursuant to the definition thereof.

SECTION 6.6.  Restricted Payments.  Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent (unless the contingency is the repayment of the Obligations or receipt of consent from the requisite Lenders under this Agreement) or otherwise) to do so; provided, however, that the following Restricted Payments shall be permitted:

(a)                                 any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(b)                                 so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, payments by Polypore in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (b) shall not exceed in any fiscal year the sum of (i) $5,000,000 plus (ii) any amounts not utilized in any preceding fiscal year following the Restatement Effective Date that were otherwise available under this clause for such purchases (which aggregate amount shall be increased by the amount of any net cash proceeds received from the sale since the Restatement Effective Date of Capital Stock (other than Disqualified Capital Stock) to members of Polypore’s management team that have not otherwise been applied through application of the Available Amount or clause (d) of this Section 6.6 and by the cash proceeds of any “key-man” life insurance policies which are used to make such redemptions or repurchases); provided, further, that the cancellation of Indebtedness owing to Polypore from members of management of Polypore or any Subsidiary in connection with any repurchase of Capital Stock of Polypore (or warrants or options or rights to acquire such Capital Stock) will not be deemed to constitute a Restricted Payment;

(c)                                  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(d)                                 any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of Polypore (other than Capital Stock issued or sold to a Subsidiary of Polypore or an employee stock ownership plan or to a trust established by Polypore or any Subsidiary for the benefit of their respective employees) or a substantially concurrent cash capital contribution received by Polypore from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of the Available Amount;

(e)                                  if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock), issued after the Restatement Effective

Date; provided that, at the time of the declaration of such dividend, after giving effect to the payment of such dividend on a pro forma basis, (i) the Consolidated Interest Coverage Ratio is at least 2.0 to 1.0 and (ii) Polypore is in compliance with Section 6.10;

(f)                                   repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(g)                                  payments of dividends on Disqualified Capital Stock issued in compliance with Section 6.1 hereof;

(h)                                 so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of dividends on Polypore’s Common Stock of up to 6% per annum of the Net Cash Proceeds received by Polypore in any Public Equity Offering; and

(i)                                     in addition to the foregoing Restricted Payments, Polypore may make additional Restricted Payments using the Available Amount.

SECTION 6.7.  Transactions with Affiliates.

(a)                                 Polypore shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $3,000,000 (an “Affiliate Transaction”), other than Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Polypore; provided, however, that for a transaction or series of related transactions with an aggregate value of $10,000,000 or more, at Polypore’s option, either: (i) a majority of the disinterested members of the Board of Directors of Polypore shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Polypore, or (ii) the Board of Directors of Polypore or any such Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to Polypore and its Subsidiaries or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Polypore; and provided, further, that for an Affiliate Transaction with an aggregate value of $20,000,000 or more the Board of Directors of Polypore or any such Subsidiary party to such Affiliate Transaction shall have received a written opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to Polypore and its Subsidiaries or is on terns not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Polypore.

(b)                                 The restrictions set forth in Section 6.7(a) hereof shall not apply to: (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Polypore or any Subsidiary of Polypore as determined in good faith by Polypore’s Board of Directors or senior management; (ii) transactions exclusively between or among Polypore and any of its Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction (other than a Securitization Entity) or exclusively between or among such Subsidiaries or any entity that becomes a Subsidiary as a result of such transaction, provided that such transactions are not otherwise prohibited by this Agreement; (iii) any agreement as in effect as of the Restatement Effective Date and described on Schedule 6.7 or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Restatement Effective Date as determined in good faith by the Board of Directors of Polypore; (iv) Restricted Payments or Investments (other than Investments made pursuant to Section 6.4(k)) permitted by this Agreement; (v) transactions effected as part of a Qualified Securitization Transaction; (vi) payments or loans allowed by law to employees or consultants that are approved by the Board of Directors of Polypore in good faith; (vii) sales of Qualified Capital Stock; (viii) the existence of, or the performance by Polypore or any of its Subsidiaries of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Restatement Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Polypore or any of its Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Restatement Effective Date shall only be permitted by this clause (viii) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Lenders in any material respect; (ix) transactions permitted by, and complying with, the provisions of Section 6.5; (x) any issuance of securities or other payments, awards, grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Polypore; (xi) transactions in which Polypore or any Subsidiary delivers to the Administrative Agent a letter from a nationally recognized investment banking, appraisal or accounting firm stating that such transaction is fair to Polypore or such Subsidiary from a financial point of view; and (xii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Polypore or the Subsidiaries, in the reasonable determination of the members of the Board of Directors of Polypore, which determinations shall be conclusive, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

SECTION 6.8.  Business of Polypore and Subsidiaries.  Engage in any businesses a majority of whose revenues are not derived from businesses that are the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Polypore and its Subsidiaries are engaged on the Restatement Effective Date (which shall include, without limitation, business or operations of Polypore’s suppliers and customers).

SECTION 6.9.  Amendments to Senior Note Indenture; Certain Payments of Subordinated Debt.  (a)  Permit any supplement, modification or amendment of the Senior Note Indenture if the effect of such supplement, modification or amendment as a whole would materially increase the obligations (including, without limitation, the pricing thereof) of the obligor or confer additional material rights on the holders of the Indebtedness outstanding thereunder in a manner that would be, or could reasonably be expected to be, materially detrimental to Polypore or materially adverse to the interests of the Lenders, as determined in good faith by Polypore.

(b)                                 Make any distribution, whether in cash, property, securities or a combination thereof in excess of $15,000,000 in the aggregate during the term of this Agreement, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any subordinated Indebtedness (provided, however, that the foregoing shall not prohibit (i) any Refinancings of Indebtedness in accordance with Section 6.1, (ii) the conversion of any such Indebtedness into equity securities or (iii) any such transaction funded with the Available Amount).

SECTION 6.10.  Financial Condition Covenants.  (a) Permit the Senior Leverage Ratio as at the last day of any fiscal quarter of Polypore to exceed 2.50 to 1.00.

(b)                                 Permit the Consolidated Interest Coverage Ratio as at the last day of any fiscal quarter of Polypore to be less than 3.00 to 1.00.

SECTION 6.11.  Fiscal Year.  With respect to Polypore, change its fiscal year-end to a date other than the end of the 52 or 53-week period ending the Saturday nearest to December 31.

SECTION 6.12.  Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Polypore or any Domestic Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents (assuming, in the case of each Domestic Subsidiary, that it is a Guarantor, whether or not it is in fact a Guarantor), other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens, Capital Lease Obligations or Qualified Securitization Transaction otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

SECTION 6.13.  Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Polypore to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Polypore or any other Subsidiary of Polypore, (b) make loans or advances to, or other Investments in, Polypore or any other Subsidiary of Polypore or (c) transfer any of its assets to Polypore or any other Subsidiary of Polypore, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a)                                  any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)                                 default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or L/C Disbursement or of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of 5 days;

(d)                                 default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in Section 5.1(a), 5.5(a) or in Article VI;

(e)                                  default shall be made in the due observance or performance by any Group Member of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to Polypore;

(f)                                    (i)  Polypore or any Material Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable; (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (iii) any event or circumstance entitling the Persons purchasing, or financing the purchase of, receivables or equipment under any Qualified Securitization Transaction to stop so purchasing or financing, other than by reason of the occurrence of the stated expiry date of such Qualified Securitization Transaction, a refinancing of such Qualified Securitization Transaction through another Qualified Securitization Transaction, a reduction in any applicable borrowing base, or the occurrence of any other event or circumstance which is not, or is not related primarily to, an action or statement taken or made, or omitted to be taken or made, by or on behalf of, or a condition of or relating to, Polypore or any of its Subsidiaries;

(g)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Polypore or any Material Subsidiary, or of a substantial part of the property or assets of Polypore or a Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Polypore or any Material Subsidiary or for a substantial part of the property or assets of Polypore or a Material Subsidiary or (iii) the winding-up or liquidation of Polypore or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)                                 Polypore or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Polypore or any Material Subsidiary or for a substantial part of the property or assets of Polypore or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)                                     one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (net of amounts covered by independent third party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage and of amounts covered by an indemnity from a Person that, in the reasonable judgment of the Administrative Agent, is creditworthy)

from a party shall be rendered against Polypore, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Polypore or any Material Subsidiary to enforce any such judgment;

(j)                                     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(k)                                  any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l)                                     any security interest in any material item of Collateral purported to be created by any Security Document shall cease to be, or shall be asserted by Polypore or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such loss is covered by such title insurance policy; or

(m)                               there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Polypore described in paragraph (g) or (h) (i) - (v) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Polypore, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Polypore accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Polypore, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Polypore described in paragraph (g) or (h) (i) - (v) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Polypore accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Polypore, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Agents

SECTION 8.1.  Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

SECTION 8.2.  Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

SECTION 8.3.  Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 8.4.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Polypore), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.5.  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or Polypore referring to this Agreement, describing such Default or

Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.6.  Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.7.  Indemnification.  The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Polypore and without limiting the obligation of Polypore to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.8.  Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.9.  Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and Polypore.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(b), (c), (g) or (h) with respect to Polypore shall have occurred and be continuing) be subject to approval by Polypore (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 8.10.  Co-Documentation Agents and Syndication Agents.  Neither the Co-Documentation Agents nor the Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

ARTICLE IX

Miscellaneous

SECTION 9.1.  Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)                                  if to Polypore, to it at 11430 N. Community House Drive, Suite 350, Charlotte NC 28277, Fax No. (704) 587-8795;

(b)                                 if to the Administrative Agent or the Swingline Lender, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, TX, 77002 Attention: Bejaye Ilegbodu, Fax No. (713) 427-6307 and

(c)                                  if to a Lender, to it at its address (or fax number) set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1.  As agreed to among Polypore, the Administrative Agent, the Swingline Lender and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 9.2.  Survival of Agreement.  All covenants, agreements, representations and warranties made by Polypore herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  The provisions of Sections 2.14, 2.15, 2.19 and 9.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank.

SECTION 9.3.  Binding Effect.  This Agreement shall become effective when it shall have been executed by Polypore and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.4.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) Polypore may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Polypore without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person or a Defaulting Lender, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                              Polypore, provided that no consent of Polypore shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that Polypore shall be deemed to have consented to any such assignment unless Polypore shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                                the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of Term Loans and Incremental Term Loans, $1,000,000) unless each of Polypore and the Administrative Agent otherwise consent, provided that (1) no such consent of Polypore shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Polypore and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.4, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.19 and 9.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of Polypore, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the

“Register”).  The entries in the Register shall be conclusive, and Polypore, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)  Any Lender may, without the consent of Polypore or the Administrative Agent, sell participations to one or more banks or other entities or a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Polypore, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.8(b) and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, Polypore agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.17 as though it were a Lender, provided such Participant shall be subject to Section 9.6 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Polypore, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining the Participant Register.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with Polypore’s prior written consent or (ii) such entitlement to receive a greater payment results from an adoption of or any Change in Law that occurs after the Participant acquired the applicable participation.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(e).

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

SECTION 9.5.  Expenses; Indemnity.  (a)  Polypore agrees to pay all reasonable documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank and the Swingline Lender in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent or any Lender.

(b)                                 Polypore agrees to indemnify the Administrative Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by Polypore, its equity holders, affiliates or creditors or any other Person, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Polypore or any of the Subsidiaries, or any Environmental Liability related in any way to Polypore or the Subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or for a material breach of the Loan Documents by such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)                                  To the extent that Polypore fails to pay any amount required to be paid by them to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the

Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

(d)                                 To the extent permitted by applicable law, Polypore shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  The provisions of this Section 9.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank.  All amounts due under this Section 9.5 shall be payable on written demand therefor.

SECTION 9.6.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Polypore against any of and all the obligations of Polypore now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 9.6 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.7.  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.8.  Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Polypore or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Polypore shall entitle Polypore to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any of the Security Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Polypore and the Required Lenders; provided, however, that (w) Polypore, the Administrative Agent and the Arrangers may enter into an amendment to effect the provisions of Section 2.23(b) upon the effectiveness of any Incremental Assumption Agreement (and any such amendment shall in any event be deemed to have occurred upon such effectiveness); (x) no such agreement under this Section 9.8(b) shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of or any other amount actually due and payable hereunder to any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16, eliminate or reduce the voting rights of any Lender under this Section 9.8, change any other provision of this Agreement or any of the other Loan Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, or release any Guarantor or all or substantially all of the Collateral, without the prior written consent of each Lender directly affected thereby, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) amend, modify or waive compliance by Polypore with the provisions of Section 4.1, as it relates to an Event of Default following a breach of any provision of this Agreement without the prior written consent of the Required Revolving Lenders, (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender or reduce the percentage contained in the definition of the term “Required Revolving Lenders” without the prior written consent of each Revolving Credit Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the Restatement Effective Date), (vii) without the prior written consent of each Lender directly affected thereby, amend the definition of the term “Interest Period” in any way which would permit Interest Periods to be in excess of six months without regard to availability to Lenders or (viii) without the prior written consent of each Lender, amend or modify Section 5.02 of the Guarantee and Collateral Agreement and (y) amendments, waivers and other modifications to the definition of “Total Leverage Ratio” shall not affect the determination of the Applicable Percentage for the Revolving Facility or the Term Loans without the prior written consent of the Required Revolving Lenders or the holders of more than 50% of the aggregate unpaid principal amount of the affected Term Loans then outstanding, respectively; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender.

(c)                                  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, this Agreement may be amended to extend the maturity of any Loan or Revolving Credit Commitment, with the written consent of the Administrative Agent, Polypore, the Required Lenders and

each extending Lender; provided that each Lender under the Facility that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such Facility, but shall not be required to participate.

(d)                                 Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of Polypore, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

SECTION 9.9.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.9 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.  Entire Agreement.  This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.3.  Delivery of an executed signature page to this Agreement by email or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.  Jurisdiction; Consent to Service of Process.  (a)  Polypore hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Polypore or its respective properties in the courts of any jurisdiction.

(b)                                 Polypore hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Polypore irrevocably consents to service of process in the manner provided for notices in Section 9.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.  Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (A) any actual or prospective assignee or pledgee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Polypore or any Subsidiary or any of their respective obligations, (vi) with the consent of Polypore or (vii) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16.  For the purposes of this Section, “Information” shall mean all information received from Polypore and related to Polypore or its business, other than any such information that was available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by Polypore; provided that, in the case of Information received from Polypore after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning Polypore and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by any Loan Party or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about Polypore and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to Polypore and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 9.17.  USA Patriot Act.  Each Lender hereby notifies Polypore that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Polypore, which information includes the name and address of Polypore and other information that will allow such Lender to identify Polypore in accordance with the Act.

SECTION 9.18.  Releases of Guarantees and Liens.  (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.8) to take any action requested by Polypore having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.8 or (ii) under the circumstances described in paragraph (b) below.

(b)  At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedging Agreements and Cash Management Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.19.  Acknowledgements.  Polypore hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

POLYPORE INTERNATIONAL, INC.

By:	/s/ Lynn Amos
	Name:	Lynn Amos
	Title:	Chief Financial Officer, Treasurer and Secretary

[Signature Page to the Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Brian Knapp
	Name:	Brian Knapp
	Title:	Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		Bank of America, N.A.

	By:	/s/ Charles R. Dickerson
		Name:	Charles R. Dickerson
		Title:	Senior Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		TD Bank NA

	By:	/s/ M. Bernadette Collins
		Name:	M. Bernadette Collins
		Title:	Sr. Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		Regions Bank

	By:	/s/ Jon C. Swift
		Name:	Jon C. Swift
		Title:	Senior Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		FIFTH THIRD BANK, individually and as Co-Documentation Agent

	By:	/s/ Richard C. Hardison
		Name:	Richard C. Hardison
		Title:	Managing Director

[Signature Page to the Credit Agreement]

Name of Institution:		First Niagara Bank, N.A.

	By:	/s/ Troy Jones
		Name:	Troy Jones
		Title:	Assistant Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		PNC Bank, National Association

	By:	/s/ Greg Wilcox
		Name:	Greg Wilcox
		Title:	Senior Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		RAYMOND JAMES BANK, N.A.

	By:	/s/ Alexander L. Rody
		Name:	Alexander L. Rody
		Title:	Senior Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		RBS Citizens, N.A.

	By:	/s/ Patrick A. Keffer
		Name:	Patrick A. Keffer
		Title:	Senior Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		HSBC Bank USA, National Association

	By:	/s/ James Huffman
		Name:	James Huffman
		Title:	Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		Capital One Leverage Finance Corp.

	By:	/s/ Ron Walker
		Name:	Ron Walker
		Title:	Senior Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		Sumitomo Mitsui Banking Corporation

	By:	/s/ Shuji Yabe
		Name:	Shuji Yabe
		Title:	Managing Director

[Signature Page to the Credit Agreement]

Name of Institution:		WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Syndication Agent

	By:	/s/ Sascha M. Struckmeyer
		Name:	Sascha M. Struckmeyer
		Title:	Senior Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		Branch Banking and Trust Company

	By:	/s/ Preston Bergen
		Name:	Preston Bergen
		Title:	Senior Vice President

[Signature Page to the Credit Agreement]

Name of Institution:		Compass Bank

	By:	/s/ Steven M. Hamil
		Name:	Steven M. Hamil
		Title:	Senior Vice President

[Signature Page to the Credit Agreement]